Exhibit 10.1

MASTER LEASE

Among

CSL NATIONAL, LP

and

THE ENTITIES SET FORTH ON SCHEDULE 1,

collectively, as Landlord

and

WINDSTREAM HOLDINGS, INC.,

as Tenant

Dated as of [                    ]

TABLE OF CONTENTS

TO

MASTER LEASE

		Page
Article I
1.1	Leased Property	1
1.2	Single, Indivisible Lease	2
1.3	Term	3
1.4	Renewal Terms	3

Article II

2.1	Definitions	4

Article III

3.1	Rent	27
3.2	Late Payment of Rent	27
3.3	Method of Payment of Rent	28
3.4	Net Lease	29

Article IV

4.1	Impositions	30
4.2	Utilities	31
4.3	Impound Account	31

Article V

5.1	No Termination, Abatement, etc.	32

Article VI

6.1	Ownership of the Leased Property	33
6.2	Tenant’s Property	34

Article VII

7.1	Condition of the Leased Property	34
7.2	Use of the Leased Property	35
7.3	Competing Business	36

Article VIII

8.1	Representations and Warranties	37
8.2	Compliance with Legal and Insurance Requirements, etc	37

i

8.3	Zoning and Uses	38
8.4	No Management Control	38

Article IX

9.1	Maintenance and Repair	38
9.2	Pole Provisions	40
9.3	Encroachments, Restrictions, Mineral Leases, etc.	42

Article X

10.1	Construction of Capital Improvements to the Leased Property	43
10.2	Landlord’s Funding of Capital Improvements	44
10.3	Construction Requirements for All Capital Improvements	47

Article XI

11.1	Liens	48

Article XII

12.1	Permitted Contests	50

Article XIII

13.1	General Insurance Requirements	51
13.2	Maximum Foreseeable Loss	52
13.3	Additional Insurance	53
13.4	Waiver of Subrogation	53
13.5	Policy Requirements	53
13.6	Increase in Limits	54
13.7	Blanket Policy	54
13.8	No Separate Insurance	54
13.9	Self-Insurance	54
13.10	Distribution Systems	56

Article XIV

14.1	Property Insurance Proceeds	56
14.2	Tenant’s Obligations Following Casualty	56
14.3	No Abatement of Rent	57
14.4	Waiver	57
14.5	Insurance Proceeds Paid to Facility Mortgagee	57

Article XV

15.1	Condemnation	57
15.2	Award Distribution	58

15.3	Temporary Taking	58
15.4	Condemnation Awards Paid to Facility Mortgagee	58
15.5	Termination of Master Lease; Abatement of Rent	58

Article XVI

16.1	Events of Default	58
16.2	Certain Remedies	61
16.3	Damages	62
16.4	Receiver	63
16.5	Waiver	63
16.6	Application of Funds	63

Article XVII

17.1	Permitted Leasehold Mortgagees	63
17.2	Landlord’s Right to Cure Tenant’s Default	70

Article XVIII

18.1	Sale of the Leased Property	70
18.2	Restrictions on Transfers in Landlord	71

Article XIX

19.1	Holding Over	71

Article XX

20.1	Risk of Loss	71

Article XXI

21.1	General Indemnification	72

Article XXII

22.1	Subletting and Assignment	72
22.2	Permitted Assignments	73
22.3	Permitted Sublease Agreements and Usage Arrangements	75
22.4	Required Assignment and Subletting Provisions	76
22.5	Costs	77
22.6	No Release of Tenant’s Obligations; Exception	77
22.7	Public Offering	77

Article XXIII

23.1	Officer’s Certificates and Financial Statements	78
23.2	Confidentiality; Public Offering Information	81

23.3	Agreements with Respect to Certain Information	82

Article XXIV

24.1	Landlord’s Right to Inspect	83

Article XXV

25.1	No Waiver	84

Article XXVI

26.1	Remedies Cumulative	84

Article XXVII

27.1	Acceptance of Surrender	84

Article XXVIII

28.1	No Merger	84

Article XXIX

29.1	Conveyance by Landlord	84

Article XXX

30.1	Quiet Enjoyment	85

Article XXXI

31.1	Landlord’s Financing	85
31.2	Attornment	86

Article XXXII

32.1	Hazardous Substances	86
32.2	Notices	87
32.3	Remediation	87
32.4	Indemnity	87
32.5	Environmental Inspections	88

Article XXXIII

33.1	Memorandum of Lease	89
33.2	Tenant Financing	89

Article XXXIV

34.1	Expert Valuation Process	89

Article XXXV

35.1	Notices	90

Article XXXVI

36.1	Transfer of Tenant’s Property and Operational Control of the Facilities	91
36.2	Determination of Successor Lessee and Communications Assets FMV	92
36.3	Operation Transfer	94
36.4	Carrier of Last Resort	95

Article XXXVII

37.1	Attorneys’ Fees	95

Article XXXVIII

38.1	Brokers	96

Article XXXIX

39.1	Anti-Terrorism Representations	96

Article XL

40.1	REIT Protection	96

Article XLI

41.1	Survival	98
41.2	Severability	98
41.3	Non-Recourse	98
41.4	Successors and Assigns	98
41.5	Governing Law	98
41.6	Waiver of Trial by Jury	99
41.7	Entire Agreement	99
41.8	Headings	99
41.9	Counterparts	99
41.10	Interpretation	99
41.11	Time of Essence	99
41.12	Further Assurances	100
41.13	Communications Regulations	100
41.14	Appraiser	100
41.15	Dispute Resolution	101
41.16	No Third Party Beneficiaries	102

v

EXHIBITS AND SCHEDULES

EXHIBIT A:	LIST OF FACILITIES

EXHIBIT B:	DISTRIBUTION SYSTEM DEMARCATION POINTS

EXHIBIT C:	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT D:	DESCRIPTION OF TRANSITION SERVICES

EXHIBIT E:	FAIR MARKET RENTAL CALCULATION

SCHEDULE 1:	LANDLORD

SCHEDULE 7.2:	LIST OF TENANT’S SUBSIDIARIES

MASTER LEASE

This MASTER LEASE (the “Master Lease”) is entered into as of [                    ], by and among CSL NATIONAL, LP, a Delaware limited partnership (“CS&L National”, and THE ENTITIES SET FORTH ON SCHEDULE 1 ATTACHED HERETO (collectively, together with CS&L National and their respective permitted successors and assigns, “Landlord”), and WINDSTREAM HOLDINGS, INC., a Delaware corporation (together with its permitted successors and assigns, “Tenant”).

RECITALS

A. Capitalized terms used in this Master Lease and not otherwise defined herein are defined in Article II hereof.

B. Pursuant to that certain Separation and Distribution Agreement, dated as of [                    ] (the “Distribution Agreement”), by and among Communications Sales and Leasing, Inc., a Maryland corporation (“CS&L Parent”), Tenant and Windstream Corporation (“Win Corp”), Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property (as defined below) from Landlord upon the terms set forth in this Master Lease.

C. A list of the approximately thirty six (36) facilities (each a “Facility,” and collectively, the “Facilities”) covered by this Master Lease, categorized by geographic area, is attached hereto as Exhibit A, which includes (i) the real property and improvements thereon owned by Landlord in the geographic area of such Facility as identified on Exhibit A attached hereto, and (ii) the Distribution Systems (as defined below) located in the geographic area of the applicable Facility as identified on Exhibit A attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

1.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord exclusively leases to Tenant and Tenant leases from Landlord all of Landlord’s rights, title and interest in and to the following with respect to each of the Facilities (collectively, the “Leased Property”):

(a) the real property or properties described in a letter, dated as of the date hereof, delivered by Tenant and acknowledged by Landlord, and all other real property or properties owned by Landlord in the geographical areas of each of the Facilities that are (i) the locations for central offices, remote switching locations or other switching facilities and (ii) necessary for the use and operation of, or currently used in the operation of, the Distribution Systems associated with such Facilities (collectively, the “Land”);

(b) all buildings, structures, and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures, including all HVAC systems and components, generators, fire suppression systems and other fixtures (collectively, the “Leased Improvements”);

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements, including any Easements, Permits and Pole Agreements;

(d) all fiber optic cable lines, copper cable lines, conduits, telephone poles, attachment hardware (including bolts and lashing), guy wires, anchors, pedestals, concrete pads, amplifiers and such other fixtures, and other items of property, including all components thereof (such as cross connect cabinets, windstream outside plant mini-cabinet mounting posts (WOMP), fiber distribution hubs, fiber access terminals and first entry fiber splice cases), that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Facilities, together with all replacements, modifications, alterations and additions thereto, up through and at the meeting and demarcation points described on Exhibit B attached hereto (collectively, the “Distribution Systems”); and

(e) all system maps and records for the Distribution Systems.

Notwithstanding anything to the contrary contained herein, the Leased Property shall exclude Tenant’s Property (including the Electronics, switching and equipment) and the Excluded Assets. The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters as may be agreed to by Landlord or Tenant in accordance with the terms of this Master Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property.

1.2 Single, Indivisible Lease. This Master Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to be based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Master Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Master Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. The parties intend that the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Master Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may amend this Master Lease from time to time to include one or more additional Facilities as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions shall continue to apply in full force.

1.3 Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Master Lease (the “Initial Term”) shall commence on execution date (the “Commencement Date”) and end on the last day of the calendar month in which the fifteenth (15th) anniversary of the Commencement Date occurs, subject to renewal as set forth in Section 1.4 below. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to extend the Initial Term for a period of five (5) years (the “Initial Extension Right”) with respect to all of the Facilities (and in no event for less than all of the Facilities) by delivering Notice (the “Initial Extension Notice”) to Landlord at any time prior to the fifth (5th) anniversary of the Commencement Date of such election. Upon Landlord’s receipt of the Initial Extension Notice, the Initial Term shall automatically be extended for an additional five (5) years at the same Rent as the Initial Term and upon all of the other terms and conditions of this Master Lease except that (i) the number of Renewal Terms shall be reduced such that Tenant will only have a total of three (3) separate Renewal Terms of five (5) years each, (ii) Landlord shall be obligated to provide the Funding Commitment as set forth in Section 10.2(b), and (iii) Tenant shall have the rights set forth in Section 3.4 in the event Landlord defaults in its obligation to provide the Funding Commitment as provided herein. If Tenant does not timely send the Initial Extension Notice pursuant to the provisions of this Section 1.3, Tenant shall be deemed to have irrevocably waived the Initial Extension Right.

1.4 Renewal Terms. (a) Subject to Section 1.3, the term of this Master Lease may be extended for four (4) separate “Renewal Terms” of five (5) years each with respect to all (or such lesser portion of the Facilities as provided below) of the Facilities that are subject to the Master Lease as of the last day of the then current Term at a Rent being equal to the Renewal Rent if (a) at least twenty four (24) months prior to the end of the then current Term (a “Renewal Election Outside Date”), Tenant delivers to Landlord a “Renewal Notice” stating that it exercises its right to extend this Master Lease for one (1) Renewal Term and (b) no Event of Default shall have occurred and be continuing on the Renewal Election Outside Date. If, Tenant elects to renew the Lease for less than all of the Facilities, then Tenant must specify in the Renewal Notice which Facilities it elects not to renew (each a “Non-Renewal Leased Property” and collectively, the “Non-Renewal Leased Properties”). Any Facilities not specified in the Renewal Notice as Non-Renewal Leased Properties shall be deemed to be part of the Leased Property that has been extended for the one (1) Renewal Term (each a “Renewal Leased Property” and collectively, the “Renewal Leased Properties”). During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect, except that the Non-Renewal Leased Properties shall be excluded from the definition of “Leased Property” for the applicable Renewal Term, and Tenant shall have no further renewal rights with respect to the Non-Renewal Leased Properties. If Tenant does not timely send the applicable Renewal Notice pursuant to the provisions of this Section 1.4, Tenant shall be deemed to have irrevocably waived its renewal rights for all subsequent Renewal Terms.

(b) No later than two hundred ten (210) days prior to the Renewal Election Outside Date for each Renewal Term, Landlord shall deliver a Notice to Tenant which sets forth

Landlord’s proposal of the Renewal Rent and Successor Tenant Rent, in each case, for each Facility then subject to this Master Lease. If Landlord and Tenant shall not have entered into a written agreement confirming the Renewal Rent or Successor Tenant Rent, in each case, for all of the Facilities then subject to this Master Lease on or prior to the date that is one hundred eighty (180) days prior to the Renewal Election Outside Date, then the appraisal process set forth in Section 41.14 shall be initiated on such date (the “Appraisal Commencement Date”) to determine the Renewal Rent and Successor Tenant Rent for each of the Facilities then subject to this Master Lease.

ARTICLE II

2.1 Definitions. For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (ii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision and (v) for the calculation of any financial ratios or tests referenced in this Master Lease, the Rent payable hereunder shall not constitute Indebtedness or Interest Expense.

Accounts: All accounts, including deposit accounts, all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

Additional Charge Invoice: As defined in Section 3.3(a).

Additional Charges: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Master Lease and, in the event of any failure on the part of Tenant to pay any of those items, except where such failure is due to the acts or omissions of Landlord, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

Affected Facility: As defined in Section 36.1(a).

Affiliate: When used with respect to any corporation, limited liability company, or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

Annual Base Increase Amount: As defined in Section 10.2(b).

Annual Capital Improvement Plan: As defined in Section 10.2(a).

Appraisal Commencement Date: As defined in Section 1.4(b).

Appraiser: As defined in Section 41.14(a).

Assignment Agreement: That certain [Assignment and Assumption Agreement for Intangible REITable Assets], dated as of the date hereof, by and between Win Corp and Landlord, pursuant to which Win Corp assigned all of its rights (other than its legal title) in and to the Easements, Permits and Pole Agreements described therein to Landlord, and Landlord assumed all of the obligations and liabilities of Win Corp under such Easements, Permits and Pole Agreements.

Audited Party: As defined in Section 3.3(c).

Auditing Party: As defined in Section 3.3(c).

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Taking.

Beneficial Owner: shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York and Little Rock, Arkansas are authorized, or obligated, by law or executive order, to close.

Capital Improvements: Any maintenance, repairs, extensions, upgrades, additions, replacements or overbuild to the Distribution Systems, including fiber, copper and new Permits or Pole Agreements for the Distribution Systems, all of which shall constitute a portion of the Leased Improvements and Leased Property to the extent provided in Section 10.2.

Capital Lease Obligations: With respect to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

Change in Control: The occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Tenant and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of Tenant; (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of fifty percent (50%) or more of the voting power of the Voting Stock of Tenant; or (iv) the first day on which a majority of the members of the board of directors of Tenant are not Continuing Directors.

Claims: As defined in Section 21.1.

Code: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

Commencement Date: As defined in Section 1.3.

Communications Assets: With respect to an Affected Facility, the business operations conducted by Tenant and Tenant’s Subsidiaries at such Affected Facility (including the license to operate as an incumbent local exchange carrier in the local exchange area where the Affected Facility is located, the Electronics and such other equipment owned by Tenant (or any of Tenant’s Subsidiaries) located in the local exchange area and used in the operation of the Affected Facility (but excluding Shared Corporate Assets), any customer relationships that are served by the Affected Facility that Tenant or Tenant’s Subsidiaries can no longer support as a result of the expiration or termination of the Term as to such Affected Facility (for the purposes of determining whether the Tenant can support a customer, Tenant will not be able to meet this standard by entering into an interconnection agreement with the Successor Tenant pursuant to which the Tenant obtains wholesale access that allows Tenant to re-sell the Affected Facility to a customer), all Tenant’s Property relating to the Affected Facility, all TCI ILEC Extensions, and any TCI CLEC Extensions to the Affected Facility that Tenant elects to include as part of the Communication Assets to be sold to a Successor Tenant under Article XXXVI, and, if requested by the Successor Tenant, required by an applicable collective bargaining agreement or required by applicable law, all employees that are primarily dedicated to the support, maintenance or operation of the Affected Facility). For the avoidance of doubt, in no event shall Communications Assets include TCI Replacements or any Long Haul TCI.

Communications Assets FMV: As defined in Section 36.1(a).

Communication Assets Sale Agreement: As defined in Section 36.2(c)(i).

Communications Facility: A facility which provides voice, data, video and/or other communication services to business and consumers and/or such other services required to be performed or provided under the Communications Regulations in connection with the foregoing services consistent, with respect to a facility, with its current use or with prevailing communications industry use at any time (including all ancillary uses consistent with communications industry practice).

Communications License: Any license, permit, approval, finding of suitability or other authorization issued by a federal, state or local governmental entity or regulatory agency to operate, carry on or provide voice, data, video and/or other communication services to business and consumers on the Leased Property, or required by any Communications Regulation.

Communications Regulation(s): Any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Communications License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance, Capital Improvement of a Communications Facility or the conduct of a person or entity holding a Communications License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law.

Competitor: As of the applicable date of determination, any Person engaged in any business activity then actively being conducted by Tenant or its Subsidiaries or any business that Tenant or any of its Subsidiaries has engaged in during the preceding one-year period within any state in which Tenant or any of its Subsidiaries is licensed as an incumbent local exchange carrier or competitive local exchange carrier. For the purpose of clarification, the business in which Tenant and its Subsidiaries is actively engaged includes (i) the provision of retail and wholesale voice, data, video and other communications services to customers of all types and regardless of method or technology used to provide all of these services including, without limitation, pursuant to wireline or wireless or as a reseller, agent, dealer, an interexchange carrier, a cable operator, a competitive access service provider, an incumbent local exchange carrier, a voice-over-internet protocol provider, mobile network operator, wireless service provider, wireless carrier, cellular company, mobile network carrier, microwave service provider or other provider, and (ii) the provision of local and long distance voice services, unified communication products and services, including MPLS networking and security offerings, network access, fiber transport, broadband products and data services, and digital or analog video programming or services. The term Competitor shall not include a company that derives ninety percent (90%) or more of its revenue from (i) the provision of data hosting and storage services, including without limitation colocation services, disaster recovery services and solutions, cloud computing services via private, public and hybrid cloud solutions or other cloud solutions, (ii) managed services solutions for data hosting, IT infrastructure, security, operating system and software application management or (iii) rent.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Confidential Information: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its affiliates, divisions and subsidiaries, which such party or its Related Persons provide to the other party or its Related Persons, whether furnished before or after the date of this Master Lease, and regardless of the manner in which it was furnished, and any material prepared by a party or its Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its Related Persons in breach of this Master Lease; (ii) was or becomes available to the other party or its Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its Related Persons, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.

Consolidated Adjusted EBITDA: For any period, Consolidated Adjusted Net Income for such period plus, without duplication:

(a) provision for taxes based on income or profits of Tenant and its Subsidiaries (or the Relevant Party and its Subsidiaries, as applicable) for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Adjusted Net Income; plus

(b) Interest Expense of Tenant and its Subsidiaries (or the Relevant Party and its Subsidiaries, as applicable) for such period, to the extent that such Interest Expense was deducted in computing such Consolidated Adjusted Net Income; plus

(c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), goodwill impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of Tenant and its Subsidiaries (or the Relevant Party and its Subsidiaries, as applicable) for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Adjusted Net Income; plus

(d) the amount of any minority interest expense deducted in computing such Consolidated Adjusted Net Income; plus

(e) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent deducted in computing such Consolidated Adjusted Net Income; plus

(f) any non-cash Statement of Financial Accounting Standards No. 133 income (or loss) related to hedging activities, to the extent deducted in computing such Consolidated Adjusted Net Income; minus

(g) the amount of Rent under this Master Lease for such period, with the intent that such amount shall be treated as an operating expense for purposes of calculating Consolidated Adjusted EBITDA; minus

(h) non-cash items increasing such Consolidated Adjusted Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated Adjusted EBITDA in a prior period;

in each case determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary will be added to Consolidated Adjusted Net Income to compute Consolidated Adjusted EBITDA (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Adjusted Net Income and (B) only to the extent that a corresponding amount would be permitted, as of such determination date, to be dividended or distributed to Tenant (or the Relevant Party, as applicable) by such Subsidiary without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments applicable to such Subsidiary or its stockholders.

Consolidated Adjusted Net Income: For any period, the aggregate of the Net Income of Tenant and its Subsidiaries for such period (or the Relevant Party and its Subsidiaries, as applicable), determined in accordance with GAAP; provided that:

(a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to Tenant or its Subsidiary (or the Relevant Party or its Subsidiary, as applicable) during such period (and the net loss of any such Person will be included only to the extent that such loss is funded in cash by Tenant or its Subsidiaries (or the Relevant Party or its Subsidiaries, as applicable) during such period);

(b) the Net Income of the Subsidiaries will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is not, as of such date of determination, permitted directly or indirectly, by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary or its equityholders;

(c) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded; and

(d) the cumulative effect of a change in accounting principles will be excluded.

Consolidated Debt: As of any date, the principal amount of Indebtedness of Tenant and its Subsidiaries (or the Relevant Party and its Subsidiaries, as applicable) outstanding as of such date, determined on a consolidated basis; provided that, for purposes of this definition, the term “Indebtedness” will not include (i) contingent obligations of Tenant or its Subsidiaries (or the Relevant Party and its Subsidiaries, as applicable) as an account party or applicant in respect of any letter of credit or letter of guaranty, unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness of a Person other than Tenant or its Subsidiaries (or the Relevant Party or its Subsidiaries, as applicable), (ii) all net obligations of Tenant and its Subsidiaries (or the Relevant Party and its Subsidiaries, as applicable) under any Derivative Swap Agreement, (iii) any Earn-out Obligation or obligation in respect of purchase price adjustment in which the contingent consideration relating thereto is paid within fifteen (15) Business Days after the contingency relating thereto is resolved, (iv) any bonds or similar instruments in the nature of surety, performance, appeal or similar bonds and (v) the obligations of Tenant under this Master Lease.

Continuing Directors: As of any date of determination, any member of the board of directors of Tenant who: (i) was a member of such board of directors on the date hereof; or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

CPI Increase: The product of (i) the CPI published for the beginning of each Lease Year, divided by (ii) the CPI published for the beginning of the first Lease Year. If the product is less than one, the CPI Increase shall be equal to one.

Credit Agreement: That certain Fifth Amended and Restated Credit Agreement, dated as of January 23, 2013 as amended by Amendment No. 1, dated as of August 23, 2013 and as further amended by Refinancing Amendment No. 1 dated as of December 6, 2013, by and among Win Corp (formerly known as Alltel Holding Corp.), the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Cobank ACB, Goldman Sachs Bank USA, Morgan Stanley Senior Funding Inc., Royal Bank of Canada, The Royal Bank of Scotland plc, SunTrust Bank, Union Bank, N.A. and Wells Fargo Bank, N.A., as Co-Documentation Agents, as the same may be amended, restated, modified, renewed, replaced or refinanced from time to time.

Credit Agreement Agent: The “administrative agent” (or like term) under the Credit Agreement.

Credit Agreement Agent Trigger Event: As defined in Section 36.1(a).

Credit Agreement Payoff Amount: The amount of cash required to repay in full in cash the principal of and all accrued interest on all loans outstanding under the Credit Agreement, to cash collateralize all letters of credit outstanding under the Credit Agreement and to pay in full in cash all other obligations outstanding under the Credit Agreement (other than contingent obligations for which no claim has been made) substantially simultaneously with the consummation of the transfer of the applicable Communication Assets.

CS&L National: As defined in the preamble.

CS&L Parent: As defined in the recitals.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Debt Agreement: One or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant and/or its Affiliates, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, and (iii) which may be secured by assets of Tenant and Tenant’s Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Master Lease).

Derivative Swap Agreement: Any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Tenant or its Subsidiaries shall be a Derivative Swap Agreement.

Determination Date: As defined in Section 13.9(c).

Discretionary COC Transferee: A transferee that meets all of the following requirements: (a) such transferee has (1) at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating Communications Facilities with average annual revenues of at least $500,000,000.00 for five of the immediately preceding ten year period (or retains a manager with such qualifications, which shall not be replaced other than in accordance with Article XXII hereof), or (2) entered into agreement(s) to retain for a period of eighteen (18) months (or more) after the effective time of the transfer at least (i) sixty percent (60%) of Tenant and Tenant’s Subsidiaries’ personnel employed at the Facilities and (ii) sixty percent (60%) of Tenant’s and Tenant’s Subsidiaries’ ten most highly compensated corporate employees as of the date of the relevant agreement to transfer based on total compensation determined in accordance with Item 402 of Regulation S-K of the Exchange Act pursuant to which such personnel shall receive (x) a base salary or hourly wage rate and cash commission and target cash bonus opportunity and target cash equity opportunity that are substantially similar in the aggregate, to those provided to such personnel of Tenant and its Subsidiaries immediately prior to the date of the transfer and (y) severance benefits for a period of eighteen (18) months following the date of the transfer which are comparable to the severance plan in effect for such personnel immediately prior to the date of such transfer; (b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each applicable authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of the Master Lease) in order to operate the Leased Property for the Primary Intended Use; (c) such transferee is Solvent and if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, in each case before and after giving effect to the proposed transaction and (d) (x) the Parent Company of such transferee or, if such transferee does not have a Parent Company, such transferee, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment (including pursuant to a Change in Control under Section 22.2(iii)(x) or Section 22.2(iii)(y), its Leverage Ratio in accordance with GAAP does not exceed 5.50 to 1.0 based on projected earnings, after giving effect to the proposed transaction, and calculated as of the consummation date of the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Lease Guaranty.

Discretionary Transferee: A transferee that meets all of the following requirements: (a) such transferee has at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating Communications Facilities with average annual revenues equaling or exceeding the lesser of (x) $500,000,000 and (y) fifty percent (50%) of the prior calendar year revenues derived from the Affected Facility for five of the immediately preceding ten year period; (b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each applicable authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of the Master Lease) in order to operate the Leased Property for the Primary Intended Use; (c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, in each case before and after giving effect to the proposed transaction and (d) (i) other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) the Parent Company of such transferee or, if such transferee does not have a Parent Company, such transferee, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment (including pursuant to a Change in Control under Section 22.2(iii)(x) or Section 22.2(iii)(y), its Leverage Ratio in accordance with GAAP does not exceed 5.50 to 1.0 based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Lease Guaranty, or (ii) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) Tenant’s Leverage Ratio does not exceed 5.50 to 1.0 based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Lease Guaranty.

Dispute: As defined in Section 41.15.

Distribution Agreement: As defined in Recital B.

Distribution Agreement Ancillary Documents: The Transition Services Agreement, the Tax Matters Agreement, and the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Wholesale Reseller Agreement, and the ancillary transfer and assignment agreements (including the Assignment Agreement), each dated as of the date of the Distribution Agreement and entered into by Tenant, Win Corp, CS&L and/or their applicable Affiliates or Subsidiaries.

Distribution Systems: As defined in Section 1.1(d).

“Dollars” and “$”: shall mean the lawful money of the United States.

Earn-out Obligation: Any contingent consideration based on the future operating performance of an acquired entity or assets, or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition (including pursuant to a merger or consolidation) based on criteria set forth in the documentation governing or relating to such acquisition.

Easements: All easements (whether express or prescriptive) or similar agreements (such as railroad crossing agreements, leases of conduits and IRUs) affecting the Leased Property, including, but not limited to, the easement rights, interests to rights-of-way, railroad crossing agreements, leases of conduits and IRUs assigned to Landlord under the Assignment Agreement which provide Landlord with the right to access and use the Leased Property (or any portion thereof) where the Distribution Systems are installed or located and the easements entered into by Landlord in connection with Capital Improvements made by Tenant pursuant to the terms of Section 10.2.

Electronics: Any and all electronics that process, compress, modify and route signals along the Distribution Systems that are used in connection with the Leased Property, including, but not limited to, digital subscriber line access multiplexers, digital loop carriers, routers, wave division multiplexers and switches.

Encumbrance: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.

Engineering Standard: The engineering standards and methods of Tenant in effect as of the date hereof for the performance of any Capital Improvements, as the same may be modified from time in accordance with the terms hereof.

Environmental Costs: As defined in Section 32.4.

Environmental Laws: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Equity Interests: With respect to any Person, any shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

Escalated Rent: For the applicable Lease Year, an amount equal to 100.5% of the Rent as of the end of the immediately preceding Lease Year.

Event of Default: As defined in Section 16.1.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules of the SEC.

Excluded Assets: As defined in the Distribution Agreement.

Expert: An independent third party professional, with expertise in respect of a matter at issue, appointed in accordance with Article XXXIV hereof.

Extension of the Distribution Systems to a New Geographic Area: The construction of fiber or copper distribution facilities to a new residential subdivision. A new residential subdivision shall be determined in accordance with Tenant’s engineering operating procedures for documenting and identifying residential subdivisions in effect as of the execution date of this Master Lease.

Facilit(y)(ies): As defined in Recital C.

Facility Mortgage: As defined in Section 13.1.

Facility Mortgage Documents: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

Facility Mortgagee: As defined in Section 13.1.

Fair Market Rental: The fair market rental value calculated in accordance with the provisions of Exhibit E.

Fair Market Value: A price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

Final Lease Expiration: As defined in Section 36.1(a).

Financial Officer: With respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

Financial Statements: As defined in Section 23.1(b).

Fiscal Quarter: A fiscal quarter of Tenant.

Fiscal Year: The fiscal year of Tenant.

Foreclosure Assignment: As defined in Section 22.2(iii)(z).

Foreclosure COC: As defined in Section 22.2(iii)(z).

Foreclosure Purchaser: As defined in Section 31.1.

Funding Commitment: An amount not to exceed $50,000,000 per annum for a maximum period of five (5) years as provided in Section 10.2(b), but in no event to extend beyond the calendar day immediately preceding the seventh (7th) anniversary of the Commencement Date.

GAAP: Generally accepted accounting principles in effect as of the execution date of this Master Lease. For the avoidance of doubt, all matters that are required to be determined in accordance with GAAP under this Master Lease shall be determined on a consolidated, pro forma basis, and with GAAP being consistently applied.

Guarantee: Any obligation, contingent or otherwise, of or by any Person guaranteeing (“guarantor”) or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business; and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

Guarantor: Any entity that guaranties the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Master Lease which is consented to by Landlord in connection with a Transfer of Leased Property pursuant to Article XXII.

Handling: As defined in Section 32.4.

Hazardous Substances: Collectively, any petroleum, petroleum product or by product or any substance, material or waste regulated or listed pursuant to any Environmental Law.

ILEC Territory: A geographic area where Tenant or its Subsidiaries are licensed as an incumbent local exchange carrier.

Impartial Appraiser: As defined in Section 13.2.

Impositions: Collectively, all taxes, including franchise, margin and other state taxes of Landlord, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents (pursuant to Permits); water, sewer and other utility levies and charges; fees and charges in respect of any Easements, Permits and Pole Agreements, excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other regulatory or governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent and Additional Charges and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a Lien upon (i) Landlord or Landlord’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that nothing contained in this Master Lease shall be construed to require Tenant to pay (a) any tax based on net income (whether denominated as a franchise or capital stock or other tax) other than property taxes imposed on Landlord or any other Person, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof, (d) any principal or interest on any indebtedness on or secured by the Leased Property owed to a Facility Mortgagee for which Landlord or its Subsidiaries is the obligor, (e) any franchise tax based upon the capital stock of Landlord, its Subsidiaries or CS&L Parent, or (f) any regulatory fee due to regulatory authorizations held in Landlord’s name.

Indebtedness: With respect to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued obligations or trade payables, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all net obligations of such Person under any Derivative Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, together with any interest thereon that is more than thirty (30) days past due, in the case of any other Indebtedness.

Initial Appraisal Period: As defined in Section 41.14(a).

Initial Extension Notice: As defined in Section 1.3.

Initial Extension Right: As defined in Section 1.3.

Initial Term: As defined in Section 1.3.

Initial Valuation Period: As defined in Section 34.1(a).

Insurance Requirements: The terms of any insurance policy required by this Master Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Interest Expense: With respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Derivative Swap Agreements, but excluding the amortization or write-off of debt issuance costs; plus

(b) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon;

in each case determined in accordance with GAAP.

Investment Fund: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Master Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise or investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

IRU: An indefeasible right of use.

Land: As defined in Section 1.1(a).

Landlord: As defined in the preamble.

Landlord Representatives: As defined in Section 23.3(b).

Landlord Tax Returns: As defined in Section 4.1(b).

Lease Guaranty: A guaranty in form and substance reasonably satisfactory to Landlord executed by a Guarantor in favor of Landlord (as the same may be amended, supplemented or replaced from time to time) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder in connection with a Transfer of Leased Property pursuant to Article XXII.

Lease Termination Notice: As defined in Section 36.1(a).

Lease Year: The first Lease Year for each Facility shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, and each subsequent Lease Year for each Facility shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year.

Leased Improvements: As defined in Section 1.1(b).

Leased Property: As defined in Section 1.1.

Leasehold Estate: As defined in Section 17.1(a).

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Communications Regulations and Environmental Laws) affecting either the Leased Property, Tenant’s Property, all Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

Leverage Ratio. On any date of determination, the ratio of (a) Consolidated Debt as of such day to (b) Consolidated Adjusted EBITDA to be determined as follows: (x) with respect to Tenant, for the period of four consecutive Fiscal Quarters ended on such day (or if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended for which Financial Statements have been delivered or were required to be delivered pursuant to Section 23.1(b)(i) or Section 23.1(b)(ii) before such day) and (y) with respect to a Relevant Party, for the Test Period most recently ended prior to the date for which financial statements are available. For purposes of calculating the Leverage Ratio, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the potential transferee which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Relevant Party and its Subsidiaries since the beginning of any Test Period of the Relevant Party as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such period. In addition, for the avoidance of doubt, (i) if the Relevant Party or any Subsidiary of the Relevant Party has incurred any Indebtedness or repaid, repurchased, acquired, defeased or otherwise discharged any Indebtedness since the end of the most recent Test Period for which financial statements are available, Consolidated Debt shall be calculated (for purposes of this definition) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period, (ii) the Leverage Ratio shall give pro forma effect to the transactions whereby the applicable Discretionary COC Transferee or Discretionary Transferee becomes party to the Master Lease or the Change in Control transactions permitted under Section 22.2(iii); and (iii) with respect to a Discretionary COC Transferee, the Leverage Ratio shall include the Consolidated Debt and Consolidated Adjusted EBITDA of Tenant and its Subsidiaries for the relevant period.

Lien: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, Encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Long Haul Fiber Route: A point to point fiber route designed to be part of Tenant’s long haul fiber network that is constructed between a central office located within an ILEC Territory and a Metropolitan Statistical Area located outside of the ILEC Territory where the central office is located. Tenant will provide documentation reasonably acceptable to Landlord to substantiate compliance with this definition prior to construction of the Long Haul Fiber Route. Within an ILEC Territory, any extensions constructed from a Long Haul Fiber Route to a location within the ILEC Territory, including direct connections to customer service locations or a direct connection between (2) central offices within the same ILEC Territory, shall be designated as a TCI Replacement. Within an ILEC Territory, a direct connection from a Long Haul Fiber Route to any single central office within the ILEC Territory shall be considered Long Haul TCI and not a TCI Replacement.

Long Haul TCI: As defined in Section 10.2(e).

Management Agreement: As defined in Section 36.3(b).

Master Lease: As defined in the preamble.

Material Indebtedness: Indebtedness of any one or more of Tenant and Tenant’s Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Tenant or any of Tenant’s Subsidiaries in respect of any Derivative Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Tenant or its Subsidiary would be required to pay if such Derivative Swap Agreement were terminated at such time.

Material Portion: As defined in Section 22.3.

Maximum Expected Annual Aggregate Loss: As defined in Section 13.9(c).

Maximum Foreseeable Loss: As defined in Section 13.2.

Metropolitan Statistical Area: A geographical region with a relatively high population density at its core, as delineated by the United States Office of Management and Budget.

Monthly Report: As defined in Section 3.3(b).

Negotiated Communications Assets FMV: As defined in Section 36.1(a).

Net Income: With respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any sale of assets outside the ordinary course of business of such Person or any of its Subsidiaries; or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(b) any extraordinary or non-recurring gain, loss, expense or charge, together with any related provision for taxes; provided that non-recurring cash charges shall not exceed $100,000,000 in any period of four consecutive Fiscal Quarters.

New Lease: As defined in Section 17.1(f).

Non-Renewal Event: As defined in Section 36.1(a).

Non-Renewal Leased Property: As defined in Section 1.4.

Notice: A notice given in accordance with Article XXXV.

Notice of Termination: As defined in Section 17.1(f).

OFAC: As defined in Section 39.1.

Officer’s Certificate: A certificate of Tenant or Landlord, as the case may be, signed by an officer of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.

Outside Date: As defined in Section 10.2(b).

Overdue Rate: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

Parent Company: With respect to any Discretionary COC Transferee or Discretionary Transferee, any Person (other than an Investment Fund) (x) as to which such Discretionary COC Transferee or Discretionary Transferee, as applicable, is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).

Payment Date: Any due date for the payment of the installments of Rent or any other sums payable under this Master Lease.

Permits: All permits, franchises, licenses or similar agreements required for the provision, routing and operation of voice, data and/or other communication services to business and consumers on the Leased Property, including, but not limited to, permits, franchises, licenses or similar agreements granted by governmental authorities (including permits from highway departments and state and county agencies, franchise and right-of-way license agreements with local governments and permits from the Bureau of Land Management) assigned to Landlord pursuant to the Assignment Agreement which provide Landlord with the right to access and use public rights of way where the Distribution Systems are installed or located.

Permitted Leasehold Mortgage: A document creating or evidencing an Encumbrance on Tenant’s leasehold interest (or a subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement.

Permitted Leasehold Mortgagee: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

Permitted Leasehold Mortgagee Designee: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

Permitted Leasehold Mortgagee Foreclosing Party: A Permitted Leasehold Mortgagee that forecloses on this Master Lease and assumes this Master Lease or a Subsidiary of a Permitted Leasehold Mortgagee that assumes this Master Lease in connection with a foreclosure on this Master Lease by a Permitted Leasehold Mortgagee.

Person or person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Pole Agreements: All pole attachment agreements or similar arrangements with third parties that either own the poles to which the Distribution Systems are affixed or that attach their lines to the poles that constitute part of the Leased Property, including, but not limited to, all pole attachment agreements and similar arrangements with third parties assigned to Landlord pursuant to the Assignment Agreement which provide Landlord with the right to access and use telephone or utility poles, conduits or similar facilities where the Distribution Systems are installed or located.

Preferred Stock: With respect to any Person, any Equity Interests in such Person that have preferential rights to any other Equity Interests in such Person with respect to dividends or redemptions upon liquidation.

Primary Intended Use: The provision, routing and delivery of voice, data, video, data center, cloud computing and other communication services to businesses, consumers and other users of communication services (including governmental entities, schools, libraries and non-profit entities), the colocation activities in the data center space, the provision of dark or dim fiber services to third parties and/or such other services and uses required to be or customarily performed or provided under the Communications Regulations in connection with the foregoing uses consistent, with respect to each Facility, with its current use as of the Commencement Date or with prevailing communications industry use at any time (including all ancillary uses consistent with communications industry practice).

Prime Rate: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

Probable Maximum Loss: The value of the largest monetary loss within one area that may be expected to result from a single fire, assuming the normal functioning of passive protective features and proper functioning of most active suppression systems.

Proceeding: As defined in Section 23.1(b)(vi).

Prohibited Persons: As defined in Section 39.1.

Prudent Industry Practice: The standard of operating and maintenance practices, at any particular time, methods and acts, which, in light of the relevant facts, is generally engaged in or approved by a significant portion of the owners of distribution systems that are similar to the Distribution Systems, which could have been expected to accomplish the desired result consistent with good business practices, reliability and safety.

Qualified Communications Assets Bid: As defined in Section 36.2(c)(ii).

Qualified Successor Tenant: As defined in Section 36.2(a).

Qualified Third Party Auctioneer: An independent auction agent of national reputation experienced in conducting auctions of assets similar to the Communication Assets.

Regulation S-X: Regulation S-X promulgated by the SEC under the Securities Act.

Related Persons: With respect to a party, such party’s affiliates, divisions and subsidiaries and the directors, officers, employees, agents, advisors and controlling persons of such party and its affiliates, divisions and subsidiaries.

Relevant Party: The Discretionary COC Transferee, the Discretionary Transferee, the Parent Company of the Discretionary COC Transferee, the Parent Company of the Discretionary Transferee or the Permitted Leasehold Mortgagee Foreclosing Party, as applicable.

Renewal Election Outside Date: As defined in Section 1.4(a).

Renewal Leased Property: As defined in Section 1.4(a).

Renewal Notice: As defined in Section 1.4(a).

Renewal Rent:

(A) For the first year of each Renewal Term, an annual amount equal to the Rent for the Renewal Leased Properties for the applicable Renewal Term which shall be determined in accordance with Section 1.4(b) or Section 41.14, as applicable.

(B) Commencing with the second (2nd) Lease Year of any Renewal Term and continuing each Lease Year thereafter during such Renewal Term, the Renewal Rent shall increase to an annual amount equal to the Escalated Rent.

(C) For purposes of the Appraiser’s determination of Renewal Rent under Section 41.14, the determination shall be equal to the Fair Market Rental for each Facility based on an approach consistent with Exhibit E.

Renewal Term: A period for which the Term is renewed in accordance with Section 1.4.

Rent:

(A) During the Initial Term, an annual amount equal to [six hundred fifty million and 00/100 Dollars ($650,000,000)]1; provided, however, that commencing with the fourth (4th) Lease Year and continuing each Lease Year thereafter during the Initial Term, the Rent shall increase to an annual amount equal to the Escalated Rent; provided further that any funding provided by Landlord to Tenant for Capital Improvements pursuant to Section 10.2 shall be subject to an annual escalation of 0.5%.

(B) During any Renewal Term, the Rent shall be an annual amount as determined in accordance with Section 1.4(b) or Section 41.14, as applicable.

(C) As applicable during the Term, Rent shall be increased pursuant to Section 10.2 (which increases shall be subject to the escalations provided in clause (A) above or clause (B) in the definition of “Renewal Rent”, as applicable).

Representative: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

Request: As defined in Section 41.15.

Requested Funding Amount: As defined in Section 10.2(a).

SEC: The United States Securities and Exchange Commission.

[1]	The $650,000,000 annual rent reflects the current estimate of the rent for the Initial Term. The final amount will be determined following receipt of the final appraisal of the Leased Property.

Securities Act: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

Selection Period: As defined in Section 36.2(c)(ii).

Shared Corporate Assets: Facilities or other assets used to provide or perform shared corporate services for the operation of Tenant or its Subsidiaries including general and administrative functions, network operations support centers, network monitoring centers, or network control centers, customer service or repair centers, warehouses for inventory or spare equipment, and any video equipment in which twenty-five percent (25%) or more of the equipment’s function is to deliver video content outside of the service area of the Affected Facility.

Solvent: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

Specified Sublease: Any lease in effect on the Commencement Date constituting part of the Leased Property with respect to which Tenant is a sublessor, substantially as in effect on the Commencement Date.

State: With respect to each Facility, the state or commonwealth in which such Facility is located.

Subsidiary: With respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Master Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

Successor Tenant: As defined in Section 36.1(a).

Successor Tenant Rent:

(A) The Rent that Landlord would be entitled to receive from the Successor Tenant for the first year of a new master lease assuming a lease term of ten (10) years as determined in accordance with Section 1.4(b) or Section 36.2, as applicable, and which master lease shall be consistent with the terms described in Section 36.2(a).

(B) Commencing with the second (2nd) lease year of the term of the new master lease and continuing each lease year thereafter during such term, the Successor Tenant Rent shall increase to an amount equal to the Escalated Rent.

(C) For purposes of the Appraiser’s determination of Successor Tenant Rent under Section 41.14, to the extent consistent with sound appraisal practice as then existing at the time the appraisal is being performed, the determination shall be equal to the Fair Market Rental based on an approach consistent with Exhibit E.

SVP Representative: With respect to a Person, the senior vice president of such Person or such other similar officer of such Person.

Taking: As defined in Section 15.1(a).

TCI CLEC Extension: As defined in Section 10.2(c).

TCI ILEC Extension: As defined in Section 10.2(c).

TCI Replacement: As defined in Section 10.2(c).

Tenant: As defined in the preamble.

Tenant Capital Improvement: As defined in Section 10.2(c).

Tenant COC: As defined in Section 22.2(iii)(x).

Tenant Representatives: As defined in Section 23.3(c).

Tenant’s Property: With respect to each Facility, all assets (including the Electronics, switching and equipment but specifically excluding the Leased Property and property owned by a third party) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, together with all replacements, modifications, additions, alterations and substitutes therefor.

Term: As defined in Section 1.3.

Termination Notice: As defined in Section 17.1(d).

Test Period: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person.

Third Appraiser: As defined in Section 41.14(b).

Third Expert: As defined in Section 34.1(b).

Transfer: As defined in Section 22.1.

Unavoidable Delay: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that lack of funds shall not be deemed a cause beyond the reasonable control of a party unless such lack of funds is caused by the breach of the other party’s obligation to perform any obligations of such other party under this Master Lease.

Valuation Period: As defined in Section 34.1(b).

Valuation Request Notice: As defined in Section 13.2.

Voting Stock: With respect to any Person as of any date, the Equity Interests in such Person that are ordinarily entitled to vote in the election of the board of directors of such Person.

VP Representative: With respect to a Person, the vice president of such Person or such other similar officer of such Person.

Win Corp: As defined in Recital B.

ARTICLE III

3.1 Rent. During the Term, Tenant will pay to Landlord (or as otherwise directed by Landlord pursuant to Section 3.3 or as otherwise provided in Sections 4.1 and 4.2) the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Rent during any Lease Year is payable in advance in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term.

3.2 Late Payment of Rent and Additional Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and Additional Charges will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent and Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within ten (10) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is an Additional Charge and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent or an Additional Charge (other than Additional Charges payable to a Person other than Landlord) shall not be paid within fifteen (15) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3 Method of Payment of Rent and Additional Charges to Landlord.

(a) Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. Landlord shall deliver an invoice to Tenant (each an “Additional Charge Invoice”) no later than twenty (20) days after the end of each calendar month which itemizes the Additional Charges that Tenant is obligated to pay to Landlord. Promptly following Tenant’s request, Landlord shall provide such documentation as reasonably requested by Tenant to enable Tenant to verify the accuracy of the Additional Charges set forth on the Additional Charge Invoice. Subject to Section 3.3(b) and Article XII relating to permitted contests, Tenant shall pay all Additional Charges to Landlord (or to such other person directed by Landlord) within thirty (30) days after Landlord delivers the Additional Charge Invoice therefor.

(b) No later than fifteen (15) days after the end of each calendar month, Tenant shall deliver to Landlord a report (each a “Monthly Report”) setting forth all Additional Charges paid by Tenant during the immediately preceding calendar month. Landlord shall reasonably cooperate with Tenant in the preparation of such Monthly Report. Promptly following Landlord’s request, Tenant shall deliver to Landlord such documentation as reasonably requested by Landlord, including, without limitation, a copy of the transmittal letter or invoice and a check whereby such payment was made, to evidence the proper payment of the Additional Charges by Tenant to parties other than Landlord hereunder.

(c) Either Landlord or Tenant (the “Auditing Party”), upon Notice delivered to the other party (the “Audited Party”) within sixty (60) days after the end of each calendar year, may elect to have a certified accountant from a nationally recognized accounting firm designated by the Auditing Party to audit the books and records of the Audited Party relating to the Additional Charge Invoices or Monthly Reports, as applicable, for the immediately preceding calendar year, together with reasonable supporting data therefor, such audit to occur during business hours and with at least Five (5) Business Days’ prior notice to the Audited Party, and which shall commence no later than thirty (30) days following the date of the Auditing Party’s Notice, as such date may be extended on a day for day basis to the extent the Audited Party delays the Audited Party’s access to such books and records following the request therefor. If Landlord or Tenant fails to deliver Notice within the time period stated above, then the Additional Charge Invoices or Monthly Reports, as applicable, for the immediately preceding calendar year shall be deemed conclusive and binding upon such party.

(d) The Auditing Party and the Auditing Party’s employees, accountants and agents shall treat all of the Audited Party’s books and records, and any analysis thereof, as confidential, and, as a condition to any review of such books and records, the Auditing Party shall confirm such confidentiality obligation in writing by executing a confidentiality agreement in form and substance reasonably acceptable to Landlord and Tenant. The Auditing Party shall, at the Auditing Party’s sole cost and expense, have the right to obtain copies and/or make abstracts of the books and records as it may reasonably request in connection with its verification of any such Additional Charge Invoices and/or the Monthly Reports, subject to the provisions of any such confidentiality agreement.

(e) Pending the determination of any dispute, Tenant shall pay all Additional Charges required to be paid in accordance with the Additional Charge Invoices in question; provided that the payment of such Additional Charges shall be without prejudice to Tenant’s right to dispute such amounts or Tenant’s right to recover if Tenant successfully challenges the Additional Charge Invoices. After the dispute has been finally resolved and it is determined that Landlord overstated the Additional Charges on the Additional Charge Invoices in question, then (i) Landlord shall refund to Tenant the amount of such overpayment together with interest thereon at the Overdue Rate no later than thirty (30) days following such determination and (ii) if it is determined that Tenant has overpaid such Additional Charges by more than five percent (5%), Landlord shall reimburse Tenant for Tenant’s reasonable auditing fees incurred in connection with such determination no later than thirty (30) days following receipt of an invoice therefor (with reasonable backup) from Tenant. Landlord’s obligation to make such payment shall survive the expiration or earlier termination of this Master Lease.

(f) After a dispute has been finally resolved and it is determined that Tenant has underpaid any Additional Charges (to a party other than Landlord) based on the Landlord’s audit set forth in this Section 3.3, Tenant shall pay the amount of such underpayment to the applicable party (together with all applicable interest and penalties related thereto) within thirty (30) days following such determination and shall send to Landlord, simultaneously with such payment, a copy of the invoice or check or other evidence of payment therefor. If it is determined that Tenant has underpaid such Additional Charges by more than five percent (5%), Tenant shall reimburse Landlord for Landlord’s reasonable auditing fees incurred in connection with such determination no later than thirty (30) days following receipt of an invoice therefor (with reasonable backup) from Landlord. Tenant’s obligation to make such payment shall survive the expiration or earlier termination of this Master Lease.

3.4 Net Lease. Landlord and Tenant acknowledge and agree that (i) this Master Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to each Facility subject to this Master Lease from time to time, all as more fully set forth in Article IV and subject to any other provisions of this Master Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent or Additional Charges, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever. Notwithstanding anything to the contrary contained herein, in the event Landlord defaults on its obligation to fund a Capital Improvement pursuant to Section 10.2(b) and such failure is not cured by Landlord within thirty (30) days following receipt of Notice from Tenant of Landlord’s failure to make such payment, Tenant shall be entitled to offset against the next subsequent payments of Rent the amount that Landlord was obligated to but failed to fund to Tenant with respect to such Capital Improvement under Section 10.2.

ARTICLE IV

4.1 Impositions. (a) Subject to Article XII relating to permitted contests, and without any duplication as to amounts payable by Tenant as Additional Charges to Landlord, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make such payments directly to the taxing authorities or such other third parties where feasible. Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a Lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b) Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements), and Tenant’s Property. For the avoidance of doubt, to facilitate administrative efficiency and to mitigate the risk of duplication of tasks and double-taxation on assets that are on the books and records of Landlord and Tenant, Tenant shall file all tax returns and reports required by any Legal Requirements with respect to or relating to the Leased Property, the Capital Improvements, and Tenant’s Property except to the extent Landlord is required (and Tenant is not otherwise permitted) to make such filing, in which case Landlord shall make such filing following Notice thereof from Tenant.

(c) Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant on or after the date of this Master Lease or in respect of any period prior to the Commencement Date shall be paid over to or retained by Tenant. If Landlord receives such refund from the taxing authority, Landlord shall pay such refund over to Tenant no later than thirty (30) days after receipt of such refund by Landlord.

(d) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required tax returns and reports. For any property covered by this Master Lease that is real property or personal property for tax purposes, Tenant shall file all property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property required to be reported hereunder. Where Landlord is legally required to file property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e) Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f) Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement.

4.2 Utilities. Without duplication of any amounts payable by Tenant as Additional Charges to Landlord under Article III, Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or reimburse Landlord in accordance with Article III for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to any Facility may be imposed against Landlord by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property, or any Capital Improvement. Landlord will not enter into any such agreements without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to such agreements that do not adversely affect the use or future development of the Facility as a Communications Facility or increase Additional Charges payable under this Master Lease). Tenant will not enter into agreements that will encumber the Leased Property after the expiration of the Term without Landlord’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to Encumbrances that do not adversely affect the value of the Leased Property or the Facility); provided Landlord is given reasonable opportunity to participate in the process leading to such agreement.

4.3 Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default (to be exercised by thirty (30) days’ Notice to Tenant), Tenant shall be required to deposit, at the time of any payment of Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual real and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and Article XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Master Lease including, without limitation, Section 3.4, Tenant shall remain bound by this Master Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as may be otherwise specifically provided in this Master Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Improvement or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Master Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in this Master Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v), and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Master Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Master Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided that such assignment does not adversely affect Landlord’s rights under any such policy and provided further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.

ARTICLE VI

6.1 Ownership of the Leased Property. (a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Master Lease, (iii) this Master Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Master Lease are those of a true lease, (iv) the business relationship created by this Master Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an Affiliate, agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b) Each of the parties hereto covenants and agrees, subject to Section 6.1(c), not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position for tax purposes other than that this Master Lease is a “true lease” with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property, including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property, (y) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord reporting the Rent payments as rental income under Section 61 of the Code.

(c) If Tenant should reasonably conclude that GAAP, the SEC or the Communications Regulations require treatment different from that set forth in Section 6.1(b) for applicable non-tax purposes, then (x) Tenant shall promptly give prior Notice to Landlord, accompanied by a written statement that references the applicable pronouncement that controls such treatment and contains a brief description and/or analysis that sets forth in reasonable detail the basis upon which Tenant reached such conclusion, and (y) notwithstanding Section 6.1(b), Tenant may comply with such requirements.

(d) The Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Master Lease does not constitute a transfer of all or any part of the Leased Property.

(e) Tenant waives any claim or defense based upon the characterization of this Master Lease as anything other than a true lease and as a master lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1.

6.2 Tenant’s Property. During the entire Term, Tenant (and Tenant’s Subsidiaries) shall have the right to affix any Electronics and other equipment to the Distribution Systems in order to operate the Facilities for the Primary Intended Use. Tenant shall maintain (or cause Tenant’s Subsidiaries to maintain) all of such Tenant’s Property in accordance with Prudent Industry Practice, in all cases as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance in all material respects with all applicable licensure and certification requirements and in compliance in all material respects with all applicable Legal Requirements, Insurance Requirements, Permits and Communications Regulations. If any of Tenant’s Property requires replacement in order to comply with the foregoing, Tenant shall replace (or cause Tenant’s Subsidiary to replace) it with similar property in a manner consistent with Prudent Industry Practice at Tenant’s (or such Subsidiary’s) sole cost and expense. Subject to the foregoing, Tenant and Tenant’s Subsidiaries may sell, transfer, convey, pledge or otherwise dispose of Tenant’s Property (other than the Communications Licenses) in their discretion in the ordinary course of their business and Landlord shall have no rights to such Tenant’s Property, provided however any pledge of Tenant’s Property (including any Communications Licenses), any TCI ILEC Extensions and any TCI CLEC Extensions by Tenant as collateral shall be subject to Tenant’s obligation to transfer the Tenant’s Property and such TCI ILEC Extensions and TCI CLEC Extensions to a Successor Tenant pursuant to Article XXXVI free and clear of any Encumbrances but only to the extent the same constitute Communication Assets. In the case of any such Tenant’s Property that is leased (rather than owned) by Tenant (or its Subsidiaries), Tenant shall use commercially reasonable efforts to ensure that the lease agreements pursuant to which Tenant (or its Subsidiaries) leases such Tenant’s Property are assignable to third parties in connection with any transfer by Tenant (or its Subsidiaries) to a replacement lessee or operator at the end of the Term. Tenant shall remove all of Tenant’s Property from the Leased Property at the end of the Term, except to the extent Tenant has transferred ownership of such Tenant’s Property to a Successor Tenant or Landlord or Tenant continues to operate the Leased Property under a Management Agreement. Any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a Successor Tenant shall be deemed abandoned by Tenant and shall become the property of Landlord.

ARTICLE VII

7.1 Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this

Master Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2 Use of the Leased Property. (a) Throughout the Term of this Master Lease, Tenant shall have the exclusive right to use, or cause to be used, the Leased Property of each Facility for its Primary Intended Use; it being agreed and acknowledged by Landlord that any of Tenant’s Subsidiaries (including but not limited to the Subsidiaries set forth on Schedule 7.2 attached hereto) shall have the right to use, occupy and operate the Leased Property subject to and in accordance with the terms of this Master Lease and such Subsidiaries shall have the right to discharge any or all of Tenant’s obligations (maintenance or otherwise) hereunder on behalf of Tenant. Tenant shall not use the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Communications Facility after the expiration or earlier termination of the Term.

(c) Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof.

(d) Except in instances of casualty or condemnation, Tenant shall continuously operate each of the Facilities for one or more of the activities constituting the Primary Intended Use, with the specific use conducted at any portion of the Facilities to be determined by Tenant in its reasonable discretion. Notwithstanding the foregoing, Tenant in its discretion shall be permitted to cease operations at a Facility or Facilities if such cessation would either (x) not reduce the route miles of the fiber optic and copper cable lines with respect to any one Facility by more than ten percent (10%) or the Facilities as a whole by more than five percent (5%) in the aggregate over the Term or (y) not reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole, provided that no Event of Default has occurred and is continuing immediately prior to or immediately after the date that operations are ceased or as a result of such cessation and such cessation does not result in any non-compliance with any Legal Requirements, Communications Licenses, Pole Agreements or Communications Regulations.

(e) Any sublease (including, but not limited to, any rights granted pursuant to a dark fiber agreement, a dim fiber agreement or a collocation agreement) entered into in accordance with the terms of this Master Lease shall constitute a permitted use under this Master Lease and such use thereunder shall be deemed to be included in the definition of Primary Intended Use.

(f) Tenant shall have the right to receive all rents, profits and charges arising from the Primary Intended Use of the Leased Property or any sublease of the Leased Property, including but not limited to: (i) contract charges and tariffed rates to third parties on a wholesale basis, (ii) rents collected from Pole Agreements, and (iii) payments from customer or carriers for dark or dim fiber services. Without limiting the foregoing, Landlord acknowledges that Tenant (and Tenant’s Subsidiaries) may charge contract and/or tariff rates to other carriers in such amounts as Tenant deems appropriate (subject to Legal Requirements) in performing its obligations under the Communication Regulations (including Tenant’s collocation obligations) and that Landlord has no rights to the amounts that Tenant collects from such carriers in connection therewith during the Term. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default that is monetary in nature, Landlord shall have the right to receive all rents, profits and charges arising from any sublease of the Leased Property (including, but not limited to, any rights granted pursuant to a dark fiber agreement, a dim fiber agreement or a collocation agreement) subject to applicable law, and apply such rents, profits and charges to Rent as set forth in Section 22.3.

7.3 Competing Business.

(a) Tenant’s Rights Regarding Facility Expansions. Tenant shall be permitted (but not required) to construct Capital Improvements in accordance with the terms of Article X hereof; provided however, that Tenant shall be required to construct Capital Improvements to the extent the construction of such Capital Improvements are necessary in order for Tenant to comply with its obligations under Section 9.1.

(b) Landlord’s Rights Regarding Facility Expansions. Landlord shall not, without Tenant’s prior written consent, (i) construct fiber, copper, coaxial and fixed wireless facilities for any Person other than Tenant or its Subsidiaries within the same local exchange area of the incumbent local exchange carriers that are Subsidiaries of Tenant and are operating the Facilities being leased by Tenant under this Master Lease or (ii) construct for any Person other than Tenant or its Subsidiaries an extension (including extensions in the form of fiber, copper, coaxial or fixed wireless facilities) of any incumbent local exchange carrier Facility under this Master Lease into a geographic area that adjoins the local exchange area of any incumbent local exchange carrier Facilities that are leased by Tenant under this Master Lease. For the avoidance of doubt, nothing herein shall restrict Landlord’s ability to construct fiber, copper, coaxial and fixed wireless distribution systems (i) for any Person to the extent such distribution systems are located in the same local exchange area of the competitive local exchange carriers that are Subsidiaries of Tenant and are operating the Facilities being leased by Tenant under this Master Lease or (ii) for any Person to the extent such distribution systems are located in the same local exchange area of the incumbent local exchange carriers that are Subsidiaries of Tenant but do not operate the Facilities being leased by Tenant under this Master Lease. Notwithstanding anything to the contrary contained herein, Landlord shall be permitted to acquire fiber, copper, coaxial and fixed wireless facilities from any Person without having to obtain Tenant’s consent.

(c) No Other Restrictions. Except as otherwise expressly set forth in this Master Lease, each of Landlord and Tenant shall not be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Communications Facilities at any time.

ARTICLE VIII

8.1 Representations and Warranties. Except as set forth in the disclosure letter attached to the Distribution Agreement, each party represents and warrants to the other that: (i) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the State(s) where any portion of the Leased Property is located; and (iii) neither this Master Lease nor any other document executed or to be executed in connection herewith constitutes a material breach of any other agreement of such party.

8.2 Compliance with Legal and Insurance Requirements, etc.

(a) Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (and shall cause Tenant’s Subsidiaries to promptly) (a) comply in all material respects with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes or replacements to any of the Leased Improvements or Distribution Systems or interfere with the use and enjoyment of the Leased Property and (b) procure, maintain and comply in all material respects with all Communications Regulations, Communications Licenses, Easements, Pole Agreements and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. Without limiting the foregoing, Tenant shall (and shall cause Tenant’s Subsidiaries) to comply in all material respects with all federal, state and local regulatory requirements and all Legal Requirements with respect to the standards for the construction, maintenance and operation of the Distribution Systems, membership in, if required, and updates to state “One Call” organizations and reporting requirements for network outages.

(b) In an emergency or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord may, but shall not be obligated to, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Landlord shall comply in all material respects with any Communications Regulations or other regulatory requirements required of it as owner of the Facilities taking into account its Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of the Primary Intended Use (including the purported or attempted transfer of a Communications License) or the operation of a Communications Facility for its Primary Intended Use shall be effected or permitted without receipt of all necessary approvals and/or Communications Licenses in accordance with applicable Communications Regulations.

8.3 Zoning and Uses. Without the prior written consent of Landlord, which shall not be unreasonably withheld unless the action for which consent is sought could adversely affect the Primary Intended Use of a Facility (in which event Landlord may withhold its consent in its sole and absolute discretion), Tenant shall not (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property or use or permit the use of the Leased Property; (iii) impose or permit or suffer the imposition of any restrictive covenants, easements or other Encumbrances (other than Permitted Leasehold Mortgages) upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property; (iv) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (v) permit or suffer the Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (v) is not intended to and shall not restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, Communications Regulations, to afford to third parties access to the Leased Property).

8.4 No Management Control. Nothing in this Master Lease shall give Landlord the power, either directly or indirectly, to direct, or cause the direction of, the management and policies of Tenant and/or its Subsidiaries.

ARTICLE IX

9.1 Maintenance and Repair. (a) Tenant, at its expense and without the prior consent of Landlord, shall maintain (or cause Tenant’s Subsidiaries to maintain) the Leased Property and Tenant’s Property, and every portion thereof (i) in accordance with Prudent Industry Practice and (ii) in a manner which complies with all federal and state utility commission delivery standards, in each instance whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property and Tenant’s Property. Without limiting the foregoing, Tenant, at its expense, shall be responsible for (i) coordinating with local, state or federal governmental authorities to execute moves and relocations of the Distribution Systems and the Leased Improvements, (ii) complying with any other requirements instituted by such authorities in order to perform the Primary Intended Use at the Leased Property in accordance with Prudent Industry Practice, (iii) repairing fiber and copper cuts with respect to the Distributions Systems on a timely basis, and (iv) replacing poles, conduits and such other facilities at the Leased Property as may be required from time to time in order to comply with its obligations hereunder.

(b) Tenant shall perform the maintenance obligations hereunder with reasonable promptness and make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance in all material respects with all Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be consistent with Prudent Industry Practice and in no event shall Tenant remove (except in the case of a replacement performed in accordance with the terms hereof) any portion of the Distribution Systems without obtaining Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant will not take or omit to take any action which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use. Tenant shall provide, at its expense, periodic reports (no less than quarterly) to Landlord, as reasonably requested by Landlord from time to time, on operational matters in sufficient detail to enable Landlord to confirm that Tenant is discharging its maintenance and other obligations under this Master Lease; provided, however, Tenant shall not be required to collect or report any information that it does not regularly collect and report for use in its oversight of operations of facilities comparable to the Distribution Systems which Tenant or any of its Subsidiaries owns. Without limiting the provisions of Section 24.1, Landlord’s shall have the right to inspect the Leased Property from time to time and/or request information from Tenant, upon reasonable advance notice to Tenant, to confirm that Tenant is discharging its maintenance obligations under this Master Lease.

(c) Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, upgrades, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease or hereafter enacted.

(d) Nothing contained in this Master Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, claim or other Encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

(e) Tenant acknowledges and agrees that all system maps and records for the Distribution Systems are the property of Landlord and shall be maintained by Tenant within Tenant’s engineering systems and records during the Term. Tenant shall provide Landlord with electronic access to the system maps and records for the Distribution Systems and copies of such system maps and records, in each case, pursuant to an arrangement mutually acceptable to both parties.

(f) Tenant shall, upon the expiration or earlier termination of the Term, (a) vacate and surrender the Leased Property (including all Capital Improvements, subject to the provisions of Article X), in each case with respect to such Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease and except for ordinary wear and tear and (b) provide an electronic copy of (or mutually acceptable access arrangement for) all system maps and records for the Distribution Systems to Landlord or the Successor Tenant, provided however, that in the case where Tenant has exercised the right to extend the Term of this Master Lease for less than all of the Leased Property in accordance with Section 1.4, Tenant shall only be required to surrender the Leased Property and the system maps and records related to the maintenance and operation for the Non-Renewal Leased Properties upon the expiration or earlier termination of the then current Term.

9.2 Pole Provisions.

(a) Tenant, at its expense, shall (i) maintain (or cause to be maintained) all Easements, Permits and Pole Agreements, including any franchise or right of way license agreements required by any governmental authority in connection with such Easements, Permits and Pole Agreements, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Easements, Permits and Pole Agreement on the part of Tenant to be performed, observed and enforced in all material respects, (iii) promptly notify Landlord of the giving of any notice to Tenant of any default or violation by Tenant in the performance or observance of any of the terms, covenants or conditions of the Easements, Permits or Pole Agreements, (iv) subject to Article XII relating to permitted contests and Section 9.2(f) relating to transfers, pay all costs, fees, charges and rents due under the Easements, Permits and Pole Agreement, and (v) not terminate, cancel or surrender any Easements, Pole Agreements or Permits without Landlord’s prior written consent (such consent not to be unreasonably withheld).

(b) Tenant, as Landlord’s agent, shall have the right to modify any existing Permits or Pole Agreements without obtaining Landlord’s prior consent so long as each of the following conditions are met: (i) the total amount payable under such proposed modifications does not exceed three percent (3%) of the aggregate annual rental rates and permit fees for Permits and Pole Agreements and such amount is equitably apportioned over the term of such modified Permits or Pole Agreements, (ii) such proposed modifications are on market terms and conditions and otherwise commercially reasonable, (iii) the terms of such proposed modifications do not impose any other obligations on Landlord or impair Landlord’s rights with respect to the Leased Property and (iv) Landlord shall continue to hold the beneficial ownership interests in such modified Permits or Pole Agreements and legal title to such modified Permits or Pole Agreements shall revert to Landlord at the end of the Term for the applicable Facility. If the foregoing conditions are not satisfied, Tenant shall not have the right to modify any existing Permits or Pole Agreements without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld.

(c) Subject to Article XII relating to permitted contests, Tenant shall be responsible for (or cause to be paid) all fees, rents and other payments required to be made under the terms of such Easements, Pole Agreements and Permits (including any franchise or right of way license agreements) in accordance with Section 4.1. Without limiting the foregoing, Tenant shall be responsible for the calculation and payment of all rent or other charges due under any franchise or right of way license agreements (including any fees based on revenue) with respect to the Leased Property and shall upon request promptly furnish evidence to Landlord confirming payment of such amounts (together with back-up calculation and information reasonably necessary to support the determination of any payment). Tenant shall be permitted to recover the costs of any fees paid under any franchise agreement or right of way license agreement from its customers except to the extent prohibited by Legal Requirements.

(d) Tenant (or Tenant’s Subsidiaries) shall maintain a sufficient number of personnel and sufficient resources in order to perform the obligations of Tenant and/or Landlord under the Pole Agreements in a timely manner, including obligations under the Pole Agreement to provide third parties with access to the poles on the Leased Property and to perform make-ready and pole replacements.

(e) In the event any pole owners exercise any audit rights under the Pole Agreements, Tenant shall, at its cost and expense, (x) comply with, participate and perform all of its obligations relating such audit requests, and (y) subject to Article XII relating to permitted contests, pay any charges and such other fees and penalties determined to be owed to a pole owner as a result of such audit, including any fees and penalties for back rent, safety violations, unauthorized attachments, and trespass. Tenant shall have the right to enter into settlement agreements or modifications to Pole Agreements for audit disputes without Landlord’s consent provided that (i) no Event of Default then exists, (ii) Tenant promptly and with commercially reasonable diligence negotiates a modification or settlement relating to such audit, (iii) the terms of such settlement agreement or modification do not impose any obligations on Landlord or impair Landlord’s rights with respect to the Leased Property, and (iv) any and all monetary amounts payable thereunder are Tenant’s sole responsibility and such amounts are paid in accordance with the terms of such settlement agreement or modification. Tenant shall consult with Landlord in the event Tenant proposes to enter into a settlement agreement or modification of a Pole Agreement in connection with an audit dispute involving amounts equal to or greater than $200,000.

(f) At Landlord’s option, Tenant shall (or shall cause Tenant’s Subsidiaries to) convey legal title to Landlord (or its designee) with respect to any or all of the Easements, Permits and Pole Agreements, provided that with respect to any conveyance, the following terms and conditions are satisfied: (i) Landlord has obtained all requisite certificates, consents, approvals, licenses and permits necessary for Landlord to hold legal title to such Easements, Permits and and/or Pole Agreements, (ii) Landlord pays all related transfer taxes and other costs and expenses related to the conveyance, (iii) Landlord will cooperate with Tenant to allow Tenant to obtain all requisite certificates, consents, approvals, licenses and permits necessary for Tenant to continue to operate and maintain the Leased Property in its own name pursuant to this Master Lease and (iv) Landlord will promptly execute such additional documents and instruments reasonably requested by Tenant (such as a letter of authorization or a contractor’s certificate directing a third party to recognize Tenant as having the right to access any portion of the Leased Property covered by the Easements, Permits and/or Pole Agreements) to enable Tenant to exercise its rights with respect to the Leased Property and perform its obligations under this Master Lease. Subject to the satisfaction of the conditions set forth in the immediately preceding sentence, Tenant shall, at no cost and expense to Tenant, cooperate with Landlord in effectuating the conveyance of legal title to Landlord (or its designee) for the applicable Easements, Permits and/or Pole Agreements, which cooperation shall include executing such documents as reasonably requested by Landlord to ensure that Landlord or its designee is named as record owner under the applicable Easements, Permits and/or Pole Agreements. In no event shall any conveyance of legal title to Landlord or its designee with respect to any Easement, Permit or Pole Agreement under this Section 9.2 reduce or otherwise modify Tenant’s obligations under this Master Lease; it being agreed and understood that Tenant shall continue to be obligated to pay all license fees, usage fees, charges and other Impositions associated with any Easement, Permit and/or Pole Agreement for which legal title has been transferred to Landlord (or its designee). Notwithstanding the foregoing, Landlord shall be responsible for the payment of any license fees, usage fees, charges and other Impositions due under any such Easement, Permit and/or Pole Agreement that are solely attributable to legal title of such Easement, Permit or Pole Agreement having been transferred to Landlord (or its designee).

9.3 Encroachments, Restrictions, Mineral Leases, etc.

(a) If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals and such encroachment or violation does not result from a breach by Tenant of its obligations under Section 9.2, then promptly upon the request of Landlord, each of Tenant and Landlord, subject to their right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend the other party hereto from and against fifty percent (50%) of all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant at the shared cost and expense of Tenant and Landlord on a 50-50 basis shall make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment.

(b) Tenant’s (and Landlord’s) obligations under this Section 9.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord and Tenant for any damages incurred by any such encroachment, violation or impairment, Tenant shall be entitled to fifty percent (50%) of any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant under this Section 9.3 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided such assignment does not adversely affect Landlord’s rights under any such policy.

(c) Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.3; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

10.1 Construction of Capital Improvements to the Leased Property. Tenant shall, with respect to any Facility, have the right to make a Capital Improvement, including, without limitation, any Capital Improvement required by Section 8.2 or 9.1(a), without the consent of Landlord if the Capital Improvement is constructed in accordance with the Engineering Standard. Tenant shall have the right to modify the Engineering Standard from time to time subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, to modify the Engineering Standard as long as the modification is consistent with prevailing industry practice and is in compliance with applicable Legal Requirements. All Capital Improvements that do not comply with the Engineering Standard shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld. If Tenant desires to make a Capital Improvement for which Landlord’s approval is required, Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon any or all of the following terms and conditions:

(a) Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord (such approval not to be unreasonably withheld) for the Capital Improvements in which detailed plans and specifications are customarily prepared;

(b) Such construction shall be conducted under the supervision of an architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld; and

(c) No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes.

10.2 Landlord’s Funding of Capital Improvements.

(a) No later than November 15th of each calendar year, Tenant shall furnish to Landlord a report of Capital Improvements planned for each Facility for the immediately following calendar year (such report, the “Annual Capital Improvement Plan”) that Tenant seeks Landlord to finance (in whole or in part), which report shall set forth in reasonable detail the plans, specifications, budget, the amount of financing that Tenant is requesting from Landlord (the “Requested Funding Amount”), along with the construction and/or acquisition schedule for such Capital Improvements. No later than twenty (20) days following Landlord’s receipt of the Annual Capital Improvement Plan, Landlord and Tenant shall cause their representatives (including a Financial Officer and an engineer for each of Landlord and Tenant) to meet at Landlord’s office in order to discuss the Annual Capital Improvement Plan.

(b) Within fifteen (15) days from the date of such meeting (the “Outside Date”), Landlord shall notify Tenant whether it will fund all or a portion of the Requested Funding Amount and the terms and conditions on which it would do so. Notwithstanding the foregoing but subject to the terms of this Section 10.2(b), in the event Tenant exercises the Initial Extension Right in accordance with Section 1.3, then commencing with the Lease Year immediately following Landlord’s receipt of the Initial Extension Notice and continuing for a maximum period of five (5) consecutive Lease Years (or such shorter period as hereinafter provided), Landlord agrees to pay to Tenant, taking into account any prior payments made by Landlord to Tenant under this Section 10.2 during the applicable Lease Year, an amount equal to the actual costs paid by or on behalf of Tenant in the performance of the applicable Capital Improvement that is the subject of the Requested Funding Amount until the Funding Commitment for such Lease Year has been fully depleted. Notwithstanding anything to the contrary contained herein, in no event shall Landlord have any obligation to provide funding to Tenant as a Funding Commitment or otherwise for any Requested Funding Amounts from and after the seventh (7th) anniversary of the Commencement Date. If Landlord is required to fund any portion of a Capital Improvement pursuant to the terms hereof or otherwise agrees to provide funding for any portion of a Capital Improvement at any time prior to the second (2nd) anniversary of the Commencement Date, the then current annual Rent under this Master Lease shall be increased, effective as of the date of such funding and continuing for the balance of the Initial Term, by an amount equal to the product of (i) the amount of the funds advanced by Landlord to Tenant for such Capital Improvement on such date multiplied by (ii) 8.125% (the “Annual Base Increase Amount”). For the avoidance of doubt, if Landlord provides funding to Tenant for a Capital Improvement in the amount of $30,000,000 prior to the second (2nd)

anniversary of the Commencement Date, the annual Rent shall be increased by an amount equal to $2,437,500 effective as of the date such funds are advanced by Landlord to Tenant but subject to proration for the Lease Year in which the funding occurs based on the number of calendar months remaining in such Lease Year from and after the date that the funds are advanced. Such annual Rent as so increased by the Annual Base Increase Amount shall remain in effect until any subsequent increase pursuant to this Section 10.2 and shall be paid in the manner provided in Article III. If Landlord is required to fund any portion of a Capital Improvement pursuant to the terms hereof or otherwise agrees to provide funding for any portion of a Capital Improvement from and after the second (2nd) anniversary of the Commencement Date and through and excluding the seventh (7th) anniversary of the Commencement Date, the then current annual Rent under this Master Lease shall be increased, effective as of the date of such funding and continuing for the balance of the Initial Term, by an amount equal to the product of (i) the amount of the funds advanced by Landlord to Tenant for such Capital Improvement on such date multiplied by (ii) a capitalization rate not to exceed two hundred (200) basis points above the average of Landlord’s highest cost of debt’s average implied yield over the preceding sixty (60) trading days and Landlord’s average implied dividend yield over the preceding sixty (60) trading days. Within thirty (30) days after the Commencement Date, the parties will document the operating procedures for the funding of Capital Improvements, including, without limitation, the issuance of funding requests by Tenant, the due date for Landlord to disburse funds to Tenant, and the dispute resolution provisions. If Landlord fails to notify Tenant of its election to fund all or a portion of the Requested Funding Amount by the Outside Date or Landlord and Tenant fail to agree to on the terms and conditions by which Landlord will fund the Requested Funding Amount by the Outside Date and such Requested Funding Amount is in excess of the Funding Commitment for any Lease Year in which Landlord is obligated to provide a Funding Commitment or otherwise relates to a Capital Improvement during any Lease Year in which Landlord has no obligation to provide a Funding Commitment hereunder, Landlord shall be deemed to have declined to fund the Requested Funding Amount. In no event shall Tenant’s obligations under Article VIII and IX of this Master Lease be reduced or modified in any manner as a result of Landlord declining to provide the Requested Funding Amount for a Capital Improvement and such Requested Funding Amount is in excess of the Funding Commitment for any Lease Year in which Landlord is obligated to provide a Funding Commitment or otherwise relates to a Capital Improvement to be constructed during any Lease Year in which Landlord has no obligation to provide a Funding Commitment hereunder.

(c) If Tenant constructs a Capital Improvement that is not funded by Landlord (each a “Tenant Capital Improvement”) and the Capital Improvement constitutes maintenance, repair, overbuild, upgrade or replacement of the Leased Property, including, without limitation, the replacement of copper distribution systems with fiber distribution systems (each a “TCI Replacement”), then such TCI Replacement shall automatically become a part of the Leased Property. If a Tenant Capital Improvement constitutes an Extension of the Distribution Systems to a New Geographic Area where Tenant or its Subsidiaries are licensed as an incumbent local exchange carrier (each a “TCI ILEC Extension”), then Tenant shall receive fair value for such TCI ILEC Extension by having such TCI ILEC Extension included as part of the Communication Assets sold under Article XXXVI. If the Tenant Capital Improvement occurs where Tenant or its Subsidiaries are a competitive local exchange carrier and is not a TCI Replacement (each a “TCI CLEC Extension”), then Tenant may elect to remove the connections between the TCI CLEC

Extension and the Leased Property or, if the connection between the TCI CLEC Extension and the Leased Property is functionally independent, elect to leave such connection in place by delivering Notice of either such election to Landlord (which Notice shall also indicate Tenant’s intent to enter into an interconnection agreement with the Successor Tenant for continuing access to the Leased Property and shall be delivered no later than (x) fifteen (15) days after the Renewal Election Outside Date in the case of the expiration of the Term or (y) thirty (30) days following receipt of the Lease Termination Notice in the case of the termination of the Term, as applicable) and such TCI CLEC Extension will be Tenant’s Property. If the connection between the TCI CLEC Extension and the Leased Property is not functionally independent and Tenant elects not to remove the TCI CLEC Extension connections or Notice is not timely delivered to Landlord, then Tenant shall receive fair value for such TCI CLEC Extension by having such TCI CLEC Extension included as part of the Communication Assets sold under Article XXXVI. If Tenant elects to remove the connections between any TCI CLEC Extension and the Leased Property pursuant to the terms of this Section 10.2(c), the Leased Property following such removal shall be restored in accordance with Prudent Industry Practice.

(d) If Landlord funds a Capital Improvement in accordance with the terms of this Section 10.2, such Capital Improvement shall be deemed a part of the Leased Property and the Facilities for all purposes and Tenant shall provide Landlord with the following within time periods agreed upon by Landlord and Tenant:

(i) any information, certificates, licenses, new Permits or Pole Agreements or documents reasonably requested by Landlord which are necessary and obtainable to confirm that Tenant will be able to use the Capital Improvement upon completion thereof in accordance with the Primary Intended Use;

(ii) an Officer’s Certificate setting forth in reasonable detail the projected or actual costs related to such Capital Improvement;

(iii) an amendment to this Master Lease (and any development or funding agreement agreed to in accordance with this Section 10.2), in a form reasonably agreed to by Landlord and Tenant, which may include, among other things, an increase in the Rent in amounts as agreed upon by the parties hereto pursuant to the agreed funding proposal terms described above and other provisions as may be necessary or appropriate;

(iv) a deed or such other agreement conveying title or beneficial interest to Landlord to any land, easements, or rights of way acquired for the purpose of constructing the Capital Improvement free and clear of any Encumbrances except those approved by Landlord, and accompanied by an ALTA survey thereof satisfactory to Landlord;

(v) if appropriate, for each advance, endorsements to any outstanding policy of title insurance covering the Leased Property or commitments therefor reasonably satisfactory in form and substance to Landlord (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or as may be approved by Landlord, which approval shall not be unreasonably withheld, and (ii) increasing the coverage thereof by an amount equal to the cost of the Capital Improvement;

(vi) Upon reasonable notice from Landlord, Tenant shall provide Landlord the right to audit and obtain billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Landlord that are attributable to the Capital Improvements funded by Landlord; and

(vii) Promptly following the completion of such construction, Tenant shall deliver to Landlord “as built” drawings of the Capital Improvement so constructed, certified as accurate by the architect or engineer that supervised the work.

(e) Notwithstanding anything to the contrary contained herein, a Tenant Capital Improvement that constitutes a Long Haul Fiber Route (a “Long Haul TCI”) shall be treated as Tenant’s Property, and in no event shall any such Long Haul TCI (i) become part of the Leased Property, (ii) be considered a TCI ILEC Extension or a TCI CLEC Extension or (iii) be considered part of the Communication Assets or otherwise become subject to the terms of Article XXXVI. In furtherance of the foregoing, Landlord and Tenant hereby expressly agree and acknowledge that a Long Haul TCI will not become part of the Leased Property even though the Long Haul Fiber Route constituting the Long Haul TCI enters into or passes through a geographic area where Tenant or its Subsidiaries are licensed as an incumbent local exchange carrier.

10.3 Construction Requirements for All Capital Improvements. Whether or not Landlord’s review and approval is required, for all Capital Improvements:

(a) Tenant shall comply with the applicable building codes and regulations with respect to the construction of the applicable Capital Improvement and shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained with respect to such Capital Improvement, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application which require the approval of Landlord as hereinabove provided shall have been so approved by Landlord;

(b) All work done in connection with such construction shall be done promptly and using materials and resulting in work that is in accordance with Prudent Industry Practice and in conformity in all material respects with all Legal Requirements; and

(c) No later than February 1st of each calendar year, Tenant shall present to Landlord an “Annual Construction Summary” that (i) reports on the Capital Improvements completed during the prior calendar year, (ii) reconciles the Tenant Capital Improvements and the Capital Improvements financed by Landlord with the Annual Capital Improvement Plan established for the prior calendar year, (iii) provides a pictorial representation of each Facility illustrating which portions of the Facility are Tenant’s Property and which portions are Leased Property, (iv) provides a written description containing sufficient detail to provide a clear demarcation between Tenant’s Property and the Leased Property respective to each Tenant Capital Improvement in excess of Five Hundred Thousand Dollars ($500,000), and (v) is accompanied by a report of a nationally recognized accounting firm that confirms, based upon an agreed-upon procedures review, the accuracy of the Annual Construction Summary and that the Capital Improvements have not degraded the structural integrity of the Leased Property. Tenant shall select such nationally recognized accounting firm, subject to the approval of Landlord. Any fees associated with the review of the nationally recognized accounting firm shall be shared equally between Tenant and Landlord. If, as a result of the report from the nationally recognized accounting firm, Landlord determines that a Capital Improvement has impaired the structural integrity or value of the Leased Property or that a Capital Improvement has been improperly designated as Tenant’s Property, Landlord may demand and Tenant shall be obligated to remediate the problems noted by Landlord to the satisfaction of Landlord.

(d) Within thirty (30) days after the Commencement Date, Tenant and Landlord will develop and document operating procedures to govern the Annual Construction Summary described in clause (c) above, which procedures may substitute the requirement to deliver a physical report containing required information (such as the pictorial representation) with a requirement to allow Landlord to access Tenant’s engineering record systems in order to access the same or equivalent information.

ARTICLE XI

11.1 Liens. Subject to the provisions of Article XII relating to permitted contests, Tenant will not (and will not permit any of its Subsidiaries to) directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, attachment, title retention agreement or claim upon the Leased Property or any Capital Improvement thereto or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Master Lease; (ii) [intentionally omitted]; (iii) restrictions and other Encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld); (iv) liens for Impositions which Tenant or its Subsidiaries are not required to pay hereunder; (v) subleases (including, but not limited to, any rights granted by Tenant or any of its Subsidiaries pursuant to a dark fiber agreement, a dim fiber agreement or a collocation agreement) permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless being contested in accordance with Article XII; or (2) any such liens are in the process of being contested as permitted by Article XII; (viii) any liens created by Landlord; (ix) liens related to equipment leases or equipment financing for TCI Replacements which are used or useful in Tenant’s business on the TCI Replacements, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted by Article XII; (x) liens granted as security for the obligations of Tenant and its Affiliates under Permitted Leasehold Mortgages and, subject to the terms of this Section 11.1, any Debt Agreement with respect to TCI ILEC Extensions and TCI CLEC Extensions; and (xi) Easements, Pole Agreements, Permits, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Leased Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property, taken as a whole.

For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder (except to the extent contemplated in the final paragraph of this Section 11.1) and nothing contained herein shall be deemed or construed to prohibit (a) the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Change in Control set forth in Article XXII), or (b) Tenant and its Subsidiaries from pledging any of Tenant’s Property (including any Communications Licenses), any TCI ILEC Extensions and any TCI CLEC Extensions, as collateral, but such pledge shall be subject to the obligations of Tenant to transfer the Tenant’s Property, such TCI ILEC Extensions and such TCI CLEC Extensions to a Successor Tenant pursuant to Article XXXVI free and clear of any Encumbrances to the extent the same constitute Communication Assets.

Landlord and Tenant intend that this Master Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Master Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Master Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.

Notwithstanding (a) the form and substance of this Master Lease and (b) the intent of the parties, and the language contained herein providing that this Master Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, if any court of competent jurisdiction finds that this Master Lease is a financing arrangement, this Master Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to the Landlord a security interest in all right, title or interest in or to any and all of the Leased Property, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder). Tenant authorizes Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Master Lease or to more fully perfect or renew the rights of the Landlord, and to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee, with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under Article XVII hereof). At any time and from time to time upon the request of the Landlord, and at the expense of the Tenant, Tenant shall promptly execute, acknowledge and deliver such further documents and do such other acts as the Landlord may reasonably request in order to effect fully this Master Lease or to more fully perfect or renew the rights of the Landlord with respect to the Leased Property. Upon the exercise by the Landlord of any power, right, privilege or remedy pursuant to this Master Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Landlord may be required to obtain from Tenant for such consent, approval, recording, qualification or authorization.

ARTICLE XII

12.1 Permitted Contests. Tenant, upon prior Notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Communications Regulation), Additional Charge (other than an Additional Charge payable to Landlord in which case Section 3.3 shall apply), Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge (including charges, fees and penalties for audit disputes under Pole Agreements, Permits and Easements relating to back rent, safety violations, unauthorized attachments, and trespass) or claim; provided, however, that (i) in the case of an unpaid Additional Charge, attachment, levy, Encumbrance, charge (including charges, fees and penalties for audit disputes under Pole Agreements, Permits and Easements relating to back rent, safety violations, unauthorized attachments, and trespass) or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any material danger of being sold, forfeited, attached or lost; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any material danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) in the case of a Legal Requirement, Additional Charge, Encumbrance or charge, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (v) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vi) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (vii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement.

Landlord, at Tenant’s expense and request, shall reasonably cooperate with Tenant in connection with Tenant’s exercise of any contest rights under this Article XII (including, without limitation, any audit and appeal rights of Tenant and refunds sought by Tenant) and shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein.

The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder.

Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent written notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

ARTICLE XIII

13.1 General Insurance Requirements. During the Term, Tenant shall at all times keep the Leased Improvements that are central office locations, and all property located in or on such Leased Improvements, including Capital Improvements thereto (collectively, the “Insured Leased Improvements”) and Tenant’s Property, insured with the kinds and amounts of insurance described below at each location where the Insured Leased Improvements and the Tenant’s Property located therein have a combined estimated total value exceeding Five Hundred Thousand Dollars ($500,000.00) (“Insured Location”). The $500,000.00 combined estimated total value amount (“Insurable Amount”) is subject to annual review by Tenant. Tenant may increase the Insurable Amount without first obtaining Landlord’s consent so long as: (i) the increased Insurable Amount is consistent with Tenant’s practice for its retained properties, and (ii) the increased Insurable Amount would not prevent Tenant from self-insuring its insurance obligations pursuant to Section 13.9 if it chose to do so. Otherwise, Tenant must obtain Landlord’s consent, which will not be unreasonably withheld or delayed, to increase the Insurable Amount. Each element of insurance described in this Article XIII shall be maintained with respect to the Insured Leased Improvements of each Facility and Tenant’s Property and operations thereon at an Insured Location. Such insurance shall be written by companies permitted to conduct business in the applicable State. All third party liability type policies must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee” for its interests in each Facility. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional insured” and/or “loss payee” each Permitted Leasehold Mortgagee and as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than Five Million Dollars ($5,000,000) in which event no consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant hereunder shall insure against all the following risks with respect to each Insured Location of a Facility:

(a) Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage and windstorm in an amount not less than the insurable value on a Maximum Foreseeable Loss (as defined below in Section 13.2) basis and including a building ordinance coverage endorsement, provided that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant (or prior operator of Facilities) over the preceding three years for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum insurance coverage it deems most efficient and prudent to purchase and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as deemed by Tenant;

(b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Insured Leased Improvement, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c) Flood (when any of the improvements comprising the Insured Leased Improvement is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the Probable Maximum Loss of a 500 year event and such other hazards and in such amounts as may be customary for comparable properties in the area;

(d) Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate, provided that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

(e) During such time as Tenant is performing any Capital Improvements to an Insured Leased Improvement, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Insured Leased Improvement from any act or omission of Tenant’s contractors or subcontractors.

13.2 Maximum Foreseeable Loss. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Landlord reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Tenant and Landlord agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot in good faith agree on an Impartial Appraiser within fifteen (15) days of Landlord’s request for an Impartial Appraiser (a “Valuation Request Notice”), then by Experts appointed in accordance with Section 34.1 hereof. The determination of the Impartial Appraiser (or the Experts, as the case may be) shall be final and binding on the parties hereto, and Tenant shall forthwith adjust the amount of the insurance carried pursuant to this Article XIII to the amount so determined by the Impartial Appraiser (or the Experts, as the case may be), subject to the approval of the Facility Mortgagee, as applicable. Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Landlord pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Tenant pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder.

13.3 Additional Insurance. In addition to the insurance described above, Tenant shall maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property in accordance with Legal Requirements.

13.4 Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.5 Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a minimum policyholder rating of “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide, or a minimum rating of “BBB” from Standard & Poor’s or equivalent. If Tenant obtains and maintains the general liability insurance described in Section 13.1(d) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Notwithstanding the foregoing, it is agreed that a captive insurer may issue insurance policies to meet the requirements under Section 13.1, provided that (i) such captive insurer is fully reinsured by insurers or reinsurers with a rating of “A- VIII” or better in the most recent version of Best’s Key Rating and Tenant furnishes evidence of such reinsurance upon Landlord’s request and (ii) Tenant provides a copy of the audited financial statements of the captive insurer upon Landlord’s request. Tenant will have an actuarial study of the captive insurer performed each calendar year, which actuarial study shall be subject to Landlord’s reasonable approval. If the actuarial study recommends that the captive’s policyholder surplus be increased, then Tenant shall either provide the funding necessary to increase the captive’s policyholder surplus to the recommended level or provide alternative insurance to cover any recommended increase of the captive’s policyholder surplus. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) Notice before the policy or policies in question shall be altered, allowed to expire or cancelled; provided however, that if such endorsement cannot be obtained, then Tenant shall be required to deliver Notice of any cancellation to Landlord promptly following Tenant having obtained knowledge of such cancellation (but in no event later than ten

(10) days prior to the date of cancellation). Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld. Upon written request by Landlord, Tenant shall provide Landlord copies of the property insurance policies when issued by the insurers providing such coverage.

13.6 Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(d) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided that in no event will Tenant be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 13.1(d) hereof and (ii) the CPI Increase; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.6.

13.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided that the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord.

13.8 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Master Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.

13.9 Self-Insurance. Notwithstanding anything to the contrary contained herein, Tenant may self-insure its insurance obligations under Section 13.1 subject to and in accordance with the terms of this Section 13.9.

(a) Self-insure shall mean that Tenant is itself acting as though it were the insurance company providing the insurance required under the provisions hereof and Tenant shall pay any amounts due in lieu of insurance proceeds because of self-insurance, which amounts shall be treated as insurance proceeds for all purposes under this Master Lease.

(b) All amounts which Tenant pays or is required to pay and all loss or damages resulting from risks for which Tenant has elected to self-insure shall be subject to the waiver of subrogation provisions of this Master Lease and shall not limit Tenant’s indemnification obligations set forth in this Master Lease.

(c) Tenant’s right to self-insure and to continue to self-insure is subject to the following conditions being met:

(i) No later than sixty (60) days prior to the date that Tenant commences to self-insure and no later than sixty (60) days prior to each anniversary thereof (each a “Determination Date”), Tenant shall furnish to Landlord a report reasonably acceptable to Landlord prepared by an insurance expert reasonably acceptable to Landlord which sets forth the Maximum Foreseeable Loss and the Probable Maximum Loss as of the Determination Date, together with a certificate from Tenant certifying Tenant’s compliance with the requirements set forth in this Section 13.9.

(ii) The Maximum Expected Annual Aggregate Loss does not exceed four percent (4%) of the Consolidated Adjusted EBITDA for Tenant and its Subsidiaries based on the audited Financial Statements furnished to Landlord in accordance with Section 23.1(b)(i) for the Fiscal Year immediately preceding the Determination Date. The term “Maximum Expected Annual Aggregate Loss” shall mean, with respect to the applicable Determination Date, the sum of (A) the Probable Maximum Loss set forth in the report delivered to Landlord in accordance with clause (c)(i) above, (B) Tenant’s combined deductibles under Tenant’s property and executive protection insurance policies and (C) the average expenses incurred by Tenant and its Subsidiaries as a result of property damage to the Leased Property, the Capital Improvements, and Tenant’s Property over the immediately preceding five (5) years which are not covered by the insurance policies maintained by Tenant in accordance with Section 13.1, which expenses shall be substantiated by Tenant to Landlord in a manner reasonably acceptable to Landlord.

(iii) The Maximum Foreseeable Loss set forth in the report delivered to Landlord in accordance with clause (c)(i) above for the applicable Determination Date does not exceed six percent (6%) of the Consolidated Adjusted EBITDA for Tenant and its Subsidiaries based on the audited Financial Statements furnished to Landlord in accordance with Section 23.1(b)(i) for the Fiscal Year immediately preceding the Determination Date.

(iv) No events shall occur that make it apparent that such Consolidated Adjusted EBITDA shall have been diminished below the required level beyond a de minimis extent.

(d) In the event Tenant fails to timely fulfill the requirements of this Section 13.9, then Tenant shall immediately lose the right to self-insure during the continuance of such failure and shall be required to provide the insurance otherwise specified in this Article XIII during the continuance of such failure.

(e) In the event that Tenant elects to self-insure and an event or claim occurs for which a defense and/or coverage would have been available from the insurance company, Tenant shall (i) take the defense at Tenant’s sole cost and expense of any such claim, including a defense of Landlord and such other parties as Landlord has designated as additional insureds, with counsel selected by Tenant and reasonably acceptable to Landlord and such other parties, provided Tenant has been furnished with the names of such other parties, and (ii) use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to self-insure.

13.10 Distribution Systems. Notwithstanding anything herein to the contrary, to the extent consistent with communications industry practice, Tenant is only required to keep those portions of the Distribution Systems that are located within one thousand (1000) feet of an Insured Leased Improvement at an Insured Location insured in accordance with the terms of this Article XIII.

ARTICLE XIV

14.1 Property Insurance Proceeds. All proceeds (except business interruption not allocated to rent expenses) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Facility Mortgagee or to Landlord and made available to Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that if the total amount of proceeds payable net of the applicable deductibles is $2,500,000 or less, and, if no Event of Default has occurred and is continuing, the proceeds shall be paid to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property. Tenant shall have no obligation to rebuild any TCI CLEC Extensions, any TCI ILEC Extensions or any Long Haul TCI, provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction shall be provided to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2 Tenant’s Obligations Following Casualty. (a) If a Facility and/or any Tenant Capital Improvements to a Facility are materially damaged, whether or not from a risk covered by insurance carried by Tenant, (i) Tenant shall restore such Leased Property in a manner consistent with Prudent Industry Practice (excluding any TCI CLEC Extensions, any TCI ILEC Extensions and any Long Haul TCI; it being understood and agreed that Tenant shall not be required to repair any TCI CLEC Extensions, any TCI ILEC Extensions or any Long Haul TCI provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord) and (ii) such damage shall not terminate this Master Lease.

(b) If Tenant restores the affected Leased Property and the cost of the repair or restoration exceeds the amount of proceeds received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility. Such excess amounts necessary to restore such Facility shall be paid by Tenant.

(c) If Tenant has not restored the affected Leased Property and communications operations have not recommenced by the date that is the third anniversary of the date of any casualty, all remaining insurance proceeds and the unpaid deductibles shall be paid to and retained by Landlord free and clear of any claim by or through Tenant together with interest on such amounts at the Overdue Rate from the date that the casualty occurred until paid.

14.3 No Abatement of Rent. This Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5 Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Facility Mortgage, such proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage, provided that the terms of the Facility Mortgage shall provide that such proceeds shall be made available to Tenant, in all instances, to repair or restore the Leased Property to substantially the same condition as existed immediately prior to any damage.

ARTICLE XV

15.1 Condemnation.

(a) Total Taking. If the Leased Property of a Facility is totally and permanently taken by Condemnation (a “Taking”), this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.

(b) Partial Taking. If a portion of the Leased Property of, and any Tenant Capital Improvements to, a Facility are taken by Condemnation, this Master Lease shall remain in effect.

(c) Restoration. If there is a partial Taking of the Leased Property of, and any Tenant Capital Improvements to, a Facility and this Master Lease remains in full force and effect with respect to such Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property (excluding any TCI CLEC Extensions, any TCI ILEC Extensions and any Long Haul TCI, it being understood and agreed that Tenant shall not be required to repair or restore any TCI CLEC Extensions, any TCI ILEC Extensions or any Long Haul TCI, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord), and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and the Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of thirty (30) days after the occurrence of the Taking, then the Rent for such Facility shall be proportionately reduced, based on the proportion of the Facility that was subject to the partial Taking. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to the condition as such Leased Property existed immediately prior to such Taking.

15.2 Award Distribution. Except as set forth below (and to the extent provided in Section 15.1(c) hereof), the entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Taking for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any TCI CLEC Extensions and any TCI ILEC Extensions (subject to Tenant’s restoring the Leased Property not subject to a Taking in a manner reasonably satisfactory to Landlord) and Tenant’s Property shall be and remain the property of Tenant free of any claim thereto by Landlord.

15.3 Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Master Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.4 Condemnation Awards Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any Condemnation Award, or any portion thereof, under the terms of any Facility Mortgage or related financing agreement, such award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage or related financing agreement; provided that the terms of the Facility Mortgage shall provide that such award shall be made available to Tenant, in all instances, to repair or restore the Leased Property to substantially the same condition as existed immediately prior to any Taking.

15.5 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated with respect to the affected portion of the Leased Property as a result of a Taking, the Rent due hereunder from and after the effective date of such termination shall be proportionately reduced, based on the proportion of route miles of the Facility that was the subject of such Taking.

ARTICLE XVI

16.1 Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(a) (i) Tenant shall fail to pay any installment of Rent when due and such failure is not cured by Tenant within ten (10) days after Notice from Landlord of Tenant’s failure to pay such installment of Rent when due, or (ii) Tenant shall fail to pay any Additional Charge when due and such failure is not cured by Tenant within thirty (30) days after Notice from Landlord of Tenant’s failure to pay such Additional Charges when due;

(b) a default shall occur under any other material agreement which has aggregate annual payments greater than $75,000,000 executed by Tenant or an Affiliate of Tenant in favor of Landlord or an Affiliate of Landlord (excluding, however, the Distribution Agreement and the Distribution Agreement Ancillary Documents), where the default is not cured within any applicable grace period set forth therein or, if no cure periods are provided, within thirty (30) days after Notice from Landlord;

(c) Tenant shall:

(i) admit in writing its inability to pay its debts generally as they become due;

(ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii) make an assignment for the benefit of its creditors;

(iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v) file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(d) Tenant shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, a receiver of Tenant or of the whole or substantially all of the Tenant’s property, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof;

(e) Tenant shall be liquidated or dissolved other than a reorganization that is otherwise permitted by Section 22.2;

(f) the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding relating to more than $10,000,000 and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of Notice thereof from Landlord; provided, however, that such Notice shall be in lieu of and not in addition to any notice required under applicable law;

(g) except as a result of material damage, destruction or Condemnation or as expressly permitted under Section 7.2(d), Tenant voluntarily ceases operations for its Primary Intended Use at a Facility and such event (i) is not cured within thirty (30) days after Notice from Landlord and (ii) would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, in each case, taken as a whole;

(h) any of the representations or warranties made by Tenant hereunder proves to be untrue when made in any material respect which materially and adversely affects Landlord; provided however, that if the condition causing the representation or warranty to be untrue is susceptible of being cured, then such untrue representation shall be an Event of Default hereunder only if such condition is not cured within thirty (30) days of receipt of Notice of such breach by Tenant from Landlord;

(i) any applicable license or other agreements material to a Facility’s operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than forty-five (45) days (and causes cessation in the provision of telecommunications services by a Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole;

(j) except with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee or a transaction permitted by Article XXII, the sale or transfer, without Landlord’s consent, of all or any portion of any Communications License or similar certificate or license relating to the Leased Property;

(k) Tenant, by its acts or omissions, causes the occurrence of a default under any provision (to the extent Tenant has knowledge of such provision and Tenant’s obligations with respect thereto) of any Facility Mortgage, related documents or obligations thereunder by which Tenant is bound in accordance with Section 33.2 or has agreed under the terms of this Master Lease to be bound, which default is not cured within the applicable time period (including any notice and cure periods), if the effect of such default is to cause, or to permit the holder or holders of that Facility Mortgage or Indebtedness secured by that Facility Mortgage (or a trustee or agent on behalf of such holder or holders), to cause, that Facility Mortgage (or the Indebtedness secured thereby) to become or be declared due and payable (or redeemable) prior to its stated maturity (excluding in any case any default related to the financial performance of Tenant or any of Tenant’s Subsidiaries);

(l) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its stated maturity or (ii) enables or permits (with all applicable grace periods, if any, having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or exercise any other remedy (other than in the case of clauses (i) and (ii) any prepayment, repurchase, or redemption, arising out of or relating to a change of control or asset sale or any redemption, repurchase, conversion or settlement with respect to any Indebtedness convertible into Equity Interests pursuant to its terms, provided that failure to consummate any such required prepayment, redemption, repurchase, conversion or settlement under any Material Indebtedness shall constitute an Event of Default), or (iii) Tenant shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof (provided that this paragraph (l) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is not prohibited hereby and under the documents providing for such Indebtedness); it being agreed and understood that so long as the Credit Agreement is in full force and effect, in no event shall an Event of Default occur under this paragraph (l) to the extent that any prepayment, repurchase, redemption or defeasance of any Material Indebtedness does not constitute an Event of Default (as defined in the Credit Agreement) under the terms of the Credit Agreement;

(m) if Tenant shall fail to observe or perform any other term, covenant or condition of this Master Lease in any material respect which materially and adversely affects Landlord and such failure is not cured by Tenant within thirty (30) days after Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such Notice from Landlord; provided, however, that such Notice shall be in lieu of and not in addition to any notice required under applicable law; and

(n) an assignment of Tenant’s interest in this Master Lease (including pursuant to a Change in Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

16.2 Certain Remedies. If an Event of Default shall have occurred and be continuing, Landlord may (a) terminate this Master Lease by giving Tenant no less than ten (10) days’ Notice of such termination and the Term shall terminate and all rights of Tenant under this Master Lease shall cease, (b) seek damages as provided in Section 16.3 hereof, and/or (c) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Communications Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements of the Facilities) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Communications Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Communications Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property (including any such Tenant Capital Improvement thereto).

16.3 Damages. Subject to Landlord’s option to receive liquidated damages under this Section 16.3, none of (i) the termination of this Master Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to any Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Master Lease. If any such termination of this Master Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Master Lease to and including the date of such termination. Thereafter:

Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for the occurrence of an Event of Default, either:

(a) the sum of:

(i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.

or

(b) if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Master Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Master Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (a) hereof, to the extent not already paid for by Tenant under this subparagraph (b)).

16.4 Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Waiver. If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

ARTICLE XVII

17.1 Permitted Leasehold Mortgagees.

(a) On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Master Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided that no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement (in form and substance reasonably satisfactory to Landlord) providing an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Master Lease (provided that Landlord’s approval shall not be required if the transfer is to a Discretionary Transferee that otherwise complies with the requirements set forth in Section 22.2(iii)), and (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject to the terms of the Master Lease.

(b) Notice to Landlord.

(i) (1) If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with written notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such written notice by Landlord, the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage.

(2) In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, written notice of the new name and address shall be provided to Landlord.

(ii) Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify the Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii) After Landlord has received the notice provided for by subsection (b)(i) above, the Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by the Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide the Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c) Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Master Lease or (ii) a termination of this Master Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Master Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, after the giving of such notice, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in Section 17.1(d) and Section 17.1(e) to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the Leased Property by the Permitted Leasehold Mortgagee for such purpose.

(d) Notice to Permitted Leasehold Mortgagee. Anything contained in this Master Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Master Lease, Landlord shall have no right to terminate this Master Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of Section 17.1(e) shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i) notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii) pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and

(iii) comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Master Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any charge or Encumbrance against the Tenant’s interest in this Master Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee; and

(iv) during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Master Lease.

(e) Procedure on Default.

(i) If Landlord shall elect to terminate this Master Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by Section 17.1(d), the specified date for the termination of this Master Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided that such Permitted Leasehold Mortgagee shall, during such six-month period (and during the period of any continuance referred to in subsection (e)(ii) below):

(1) pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Master Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Master Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any charge or Encumbrance against Tenant’s interest in this Master Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2) if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Master Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii) If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Master Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this Section 17.1(e), however, shall be construed to extend this Master Lease beyond the original term thereof as extended by any options to extend the term of this Master Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in Sections 17.1(d) and 17.1(e) and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease.

(iii) If a Permitted Leasehold Mortgagee is complying with Section 17.1(e)(i), upon the acquisition of Tenant’s Leasehold Estate herein by a Discretionary Transferee this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease, provided that such Discretionary Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv) For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Master Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Master Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Tenant to be performed hereunder; but the purchaser at any sale of this Master Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Master Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of the Tenant to be performed hereunder and meet the qualifications of Discretionary Transferee or be reasonably consented to by Landlord in accordance with Section 22.2(i) hereof).

(v) Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(iii) of this Master Lease may, upon acquiring Tenant’s Leasehold Estate, without further consent of Landlord, sell and assign the Leasehold Estate in accordance with the requirements of Section 22.2(iii) of this Master Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi) Notwithstanding any other provisions of this Master Lease, any sale of this Master Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Master Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Master Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Master Lease is a Discretionary Transferee and the transfer otherwise complies with the requirements of Section 22.2(iii) of this Master Lease or the transferee is reasonably consented to by Landlord in accordance with Section 22.2(i) hereof.

(f) New Lease. In the event of the termination of this Master Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, Landlord shall provide each Permitted Leasehold Mortgagee with written notice that this Master Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Master Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case if a Discretionary Transferee) for the remainder of the term of this Master Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Master Lease, provided:

(i) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Master Lease given pursuant to this Section 17.1(f);

(ii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Master Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g) New Lease Priorities. If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to Section 17.1(f)(i), Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Master Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.

(h) Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Section 16.1(c), (d), (e), (f) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee), or (l) (as related to the Indebtedness secured by a Permitted Leasehold Mortgage that is junior to the lien of the Permitted Leasehold Mortgagee and such junior lien would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee) and any other sections of this Master Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i) Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Master Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to the Tenant (but not such proceeds, if any, payable jointly to the Landlord and Tenant, to Landlord, or to the Facility Mortgagee) pursuant to the provisions of this Master Lease.

(j) Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Master Lease.

(k) No Merger. So long as any Permitted Leasehold Mortgage is in existence, unless all Permitted Leasehold Mortgagees for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall otherwise expressly consent in writing, the fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Master Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(l) Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address or fax number furnished Landlord pursuant to Section 17.1(b), and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(m) Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.

(n) Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall have the right to make all determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the sale process described in Article XXXVI be commenced, the determination and agreement of the Communications Assets FMV, the Successor Tenant Rent, and the potential Successor Tenants that should be included in the process, and negotiation with such Successor Tenants), in each case, in accordance with and subject to the terms and provisions of Article XXXVI, including without limitation the requirement that Successor Tenant meet the qualifications of Discretionary Transferee.

(o) Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Master Lease.

17.2 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

ARTICLE XVIII

18.1 Sale of the Leased Property. Subject to the terms of Section 18.2 and Article XXXI, Landlord may, without the consent or approval of Tenant, sell all (and not less than all) of the Leased Property to a single buyer who is not a Competitor. In connection with such sale, Landlord and the buyer shall concurrently enter into an assignment agreement pursuant to which

Landlord assigns to such buyer all of its rights, title and interest under this Master Lease, and the buyer agrees to perform all of the obligations, terms, covenants and conditions of Landlord hereunder from and after the effective date of the sale. For the avoidance of doubt, each entity comprising Landlord must assign 100% of its right, title and interest under this Master Lease to the buyer in order for an assignment of the Master Lease to be permitted under the terms of this Section 18.1.

18.2 Restrictions on Transfers in Landlord. Subject to the rights of a Foreclosure Purchaser under Article XXXI, Landlord shall not, without Tenant’s prior written consent, (i) sell or otherwise transfer any Equity Interests in Landlord or CS&L Parent that results in a Competitor (whether directly or through Subsidiaries of Competitor and whether in a single transaction or in a series of unrelated or related transactions) acquiring beneficial ownership and control of ten percent (10%) or more of the Equity Interests in Landlord or CS&L Parent, (ii) sell any or all of Landlord’s assets relating to the Facilities to a Competitor (whether directly or through Subsidiaries of the Competitor and whether in a single transaction or in a series of unrelated or related transactions), (iii) merge or consolidate with or into a Competitor (whether directly or through Landlord’s Subsidiaries) or (iv) sell or otherwise transfer any Equity Interests in any entity comprising Landlord that would result in CS&L Parent not being the beneficial owner, whether directly or indirectly, of one hundred percent (100%) of the Equity Interests in such entity unless the Equity Interests that are sold or transferred are convertible into Equity Interests in CS&L Parent.

ARTICLE XIX

19.1 Holding Over. If Tenant shall for any reason remain in possession of the Leased Property of a Facility after the expiration or earlier termination of the Term with respect to such Facility without the consent of Landlord (other than Tenant remaining in possession of a Facility in accordance with Section 36.3) such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month twice the monthly Rent applicable to the prior Lease Year for such Facility, as reasonably determined by Landlord, together with all Additional Charges and all other sums payable by Tenant pursuant to this Master Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Master Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Master Lease.

ARTICLE XX

20.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

21.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses (collectively, “Claims”), imposed upon or incurred by or asserted by third parties against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant; (ii) any use, misuse, maintenance or repair by Tenant or its Subsidiaries of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Master Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; (vi) any claims or actions for trespass with respect to the Leased Property; (vii) the violation by Tenant of any Legal Requirement and (viii) any carrier of last resort obligations which are Tenant’s responsibility pursuant to Section 36.4. Any amounts which become payable by Tenant under this Article XXI shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord; it being agreed and understood that in no event shall Landlord have the right to enter into any settlement with respect to any claim, action or proceeding for which Tenant has an obligation to indemnify Landlord hereunder without obtaining Tenant’s prior consent. For purposes of this Article XXI, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. Landlord shall be obligated to (a) deliver Notice to Tenant of any Claims for which it is seeking Tenant to indemnify Landlord from pursuant to this Section 21.1 promptly after such Claim is imposed on or incurred by Landlord, and (b) mitigate any damages it incurs or is reasonably expected to incur in connection with such Claim.

ARTICLE XXII

22.1 Subletting and Assignment. Tenant shall not, without Landlord’s prior written consent, which, except as specifically set forth herein, may be withheld in Landlord’s reasonable discretion, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation) this Master Lease, sublet all or any part of the Leased Property of any Facility (including, without limitation, any rights granted by Tenant through a dark fiber agreement, a dim fiber agreement or a collocation agreement) or engage the services of any Person (other than any of Tenant’s Subsidiaries) for the management or operation of any Facility (each of the aforesaid acts being referred to herein as a “Transfer”) (provided that the foregoing shall not restrict a transferee of Tenant from retaining a manager necessary for such transferee’s satisfying the requirement set forth in clause (a)(1) of the definition of “Discretionary COC Transferee” or prevent Tenant or its Subsidiaries from outsourcing or contracting with third parties to perform services that remain under the supervision of Tenant or its Subsidiaries). Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities and that Landlord entered into this Master Lease with the expectation that Tenant (or Tenant’s Subsidiaries on behalf of Tenant) would remain in and operate such Facilities during the entire Term and for that reason, except as set forth herein, Landlord retains reasonable discretion in approving or disapproving any assignment or sublease. Any Change in Control shall constitute an assignment of Tenant’s interest in this Master Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply.

22.2 Permitted Assignments. Notwithstanding the foregoing, and subject to Section 40.1, Tenant may:

(i) with Landlord’s prior written consent, which consent shall not be unreasonably withheld, allow to occur or undergo a Change in Control (including without limitation a transfer or assignment of this Master Lease to any third party in conjunction with a sale by Tenant of all or substantially all of Tenant’s assets relating to the Facilities);

(ii) without Landlord’s prior written consent, assign this Master Lease or sublease the Leased Property to any of Tenant’s Subsidiaries if all of the following are first satisfied: (x) Tenant remains fully liable hereunder; (y) the use of the Leased Property continues to comply with the requirements of this Master Lease; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; and

(iii) without Landlord’s prior written consent:

(x) undergo a Change in Control of the type referred to in clause (iii) of the definition of Change in Control (such Change in Control, a “Tenant COC”) if (1) such Person acquiring such beneficial ownership or control is a Discretionary COC Transferee, and (2) the Parent Company of such Discretionary COC Transferee, if any, has become a Guarantor and provided a Lease Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary COC Transferee does not have a Parent Company, such Discretionary COC Transferee has become a Guarantor and provided a Lease Guaranty on terms reasonably satisfactory to Landlord;

(y) assign this Master Lease to any Person in an assignment that does not constitute a Foreclosure Assignment if (1) such Person is a Discretionary Transferee, (2) such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Master Lease without amendment or modification other than as provided below, and (3) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Lease Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Lease Guaranty on terms reasonably satisfactory to Landlord; or

(z) (i) assign this Master Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person (any such assignment, a “Foreclosure Assignment”) or (ii) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant as a result of the purchase at a foreclosure on a permitted pledge of the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (iii) effect the first subsequent sale or assignment of the Leasehold Estate or Change in Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of 100% of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, to the extent such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee in maximizing the proceeds of such disposition if (1) such Person is a Discretionary Transferee, (2) in the case of any Foreclosure Assignment, if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Designee such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Master Lease without amendment or modification other than as provided below (which written assumption, in the case of a Permitted Leasehold Mortgagee Foreclosing Party, may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee) and (3) if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Foreclosing Party, the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Lease Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Lease Guaranty on terms reasonably satisfactory to Landlord;

provided that no such Change in Control or assignment referred to in this Section 22.2(iii) shall be permitted without Landlord’s prior written consent unless, and in which case such consent shall not be unreasonably withheld, (A) the use of the Leased Property at the time of such Change in Control or assignment and immediately after giving effect thereto is permitted by Section 7.2 hereof, and (B) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment and assumption and received an executed counterpart thereof (provided no such approval shall be required in the case of a Tenant COC, so long as (A) Tenant remains obligated under the Master Lease, (B) the requirements for a Lease Guaranty from the Parent Company, Discretionary Transferee or Discretionary COC Transferee, as applicable, are met, and (C) any modifications to this Master Lease required pursuant to the next succeeding paragraph are made); and

(iv) without Landlord’s prior written consent, pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee.

Upon the effectiveness of any Change in Control or assignment permitted pursuant to this Section 22.2, such Discretionary COC Transferee, Discretionary Transferee or the Parent Company of such Discretionary COC Transferee or Discretionary Transferee, as applicable and Landlord shall make such amendments and other modifications to this Master Lease as are reasonably requested by either party to give effect to such Change in Control or assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such Change in Control or assignment including, without limitation, changes to the definition of Change in Control to include Parent Company (or, if the Discretionary COC Transferee or the Discretionary Transferee does not have a Parent Company, the Discretionary COC Transferee or Discretionary Transferee, as applicable) and in the provisions of this Master Lease regarding delivery of financial statements and other reporting requirements with respect to Tenant and the delivery of a Lease Guaranty by Guarantor. After giving effect to any such Change in Control or assignment, unless the context otherwise requires, references to Tenant hereunder shall be deemed to refer to the Discretionary COC Transferee, the Discretionary Transferee or the Parent Company of such Discretionary COC Transferee or Discretionary Transferee, as applicable.

22.3 Permitted Sublease Agreements and Usage Arrangements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1, (a) Tenant shall be permitted to grant any of its rights and privileges under this Master Lease to any of Tenant’s Subsidiaries and Landlord acknowledges that the performance of any obligations or agreements by any of Tenant’s Subsidiaries on behalf of Tenant shall satisfy Tenant’s obligations to perform such obligation or agreement hereunder, (b) the Specified Subleases shall be permitted without any further consent from Landlord, (c) provided that no Event of Default shall have occurred and be continuing, Tenant may enter into any sublease agreement (including, but not limited to, any rights granted by Tenant or any of its Subsidiaries through a dark fiber agreement, a dim fiber agreement, or a collocation agreement) without the prior written consent of Landlord, provided, further that, (i) with respect to clauses (b) or (c), the route miles pursuant to such sublease does not constitute greater than thirty percent (30%) in the aggregate of the route miles of all the Facilities in the aggregate then subject to this Master Lease (such portion, a “Material Portion”) (and any such route miles for any Material Portion will require Landlord’s prior written consent, which consent may not be unreasonably withheld except that no such consent shall be required to the extent (x) permitted under the Specified Subleases (y) the subtenant under such sublease is a Discretionary Transferee or (z) with respect to any collocation agreement, Tenant (or its Subsidiaries) is obligated to enter into such collocation agreement in order to discharge its obligations under any Communication License or any Communications Regulations); (ii) all sublease agreements under clauses (b) and (c) of this

Section 22.3 (other than a sublease with a Discretionary Transferee) are made in the normal course of the Primary Intended Use and to third party users or operators of portions of the Leased Property in furtherance of the Primary Intended Use or are required to discharge Tenant or its Subsidiaries’ obligations under any Communications License or Communications Regulations and (iii) Landlord shall have the right to reasonably approve the identity of any subtenants under this Section 22.3 (except with respect to any third parties under any collocation arrangements, dim fiber arrangements and dark fiber agreements or any subtenants under the Specified Subleases and any permitted assignment by such subtenants with respect to such Specified Sublease) that will be operating all or portions of the Leased Property for its Primary Intended Use to ensure that all are adequately capitalized and competent and experienced for the operations which they will be conducting; provided however, that if any subtenant is a Discretionary Transferee, then such subtenant shall be deemed approved by Landlord. Upon the occurrence and during the continuance of an Event of Default that is monetary in nature, Landlord shall have the right to collect all rents, profits and charges under any sublease (including, but not limited to, any rights granted by Tenant or any of its Subsidiaries through a dark fiber agreement, a dim fiber agreement, or a collocation agreement) to the extent permitted by applicable law and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Master Lease, (ii) an acceptance by Landlord of such subtenant or party as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder. If reasonably requested by Tenant in connection with a sublease permitted under clause (c) above, Landlord and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such sublease in a form reasonably satisfactory to Landlord (and if a Facility Mortgage is then in effect, Landlord shall use reasonable efforts to cause the Facility Mortgagee to enter into such subordination, non-disturbance and attornment agreement).

22.4 Required Assignment and Subletting Provisions. Any assignment and/or sublease (including, but not limited to, any rights granted by Tenant or any of its Subsidiaries pursuant to a dark fiber agreement, a dim fiber agreement or a collocation agreement) must meet the following conditions:

(i) in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Master Lease;

(ii) the use of the applicable Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Master Lease;

(iii) except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign this Master Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Master Lease (it being understood that any subtenant under Section 22.3(a) may pledge and mortgage its subleasehold estate (or allow the pledge of its equity interests) to a Permitted Leasehold Mortgagee);

(iv) in the case of a sublease, in the event of cancellation or termination of this Master Lease for any reason whatsoever or of the surrender of this Master Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, subject to Article XXXVI, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the subtenant shall execute and deliver within five (5) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Master Lease;

(v) in the event the subtenant receives a written notice from Landlord stating that this Master Lease has been cancelled, surrendered or terminated, then, subject to Article XXXVI, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Master Lease; and

(vi) the term of the sublease shall expire no later than the day preceding the expiration date of the then current Term.

22.5 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment, subletting or management arrangement (but expressly excluding any costs and expenses incurred by Landlord in connection with Landlord’s review of any collocation arrangements, dark fiber agreements and dim fiber agreements which shall be borne solely by Landlord), including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease, assignment or management agreement is actually consummated.

22.6 No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted transfer pursuant to Section 22.2(i) or Section 22.2(iii)(y) or Section 22.2(iii)(z)(1) or Section 22.2(iii)(z)(3), in connection with a sale or assignment of the Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (ii) waiver of the performance of an obligation required under this Master Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Master Lease, provided that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Master Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant.

22.7 Public Offering. Notwithstanding anything that may be to the contrary in this Article XXII, this Master Lease shall not restrict any Transfer of any stock of Tenant as a result of a public offering of Tenant’s stock which (a) constitutes a bona fide public distribution of such stock pursuant to a firm commitment underwriting or a plan of distribution registered under the Securities Act of 1933 and (b) results in such stock being listed for trading on the American

Stock Exchange, the New York Stock Exchange, or any other recognized stock exchange whether within or outside of the United States or authorized for quotation on the NASDAQ National Market immediately upon the completion of such public offering. In addition, so long as such stock of Tenant is listed for trading on any such exchange or authorized for quotation on such market, the transfer or exchange of such stock shall not be deemed a Transfer hereunder unless such a transfer or exchange constitutes a Change in Control.

ARTICLE XXIII

23.1 Officer’s Certificates and Financial Statements.

(a) Officer’s Certificate. Each of Landlord and Tenant shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an Officer’s Certificate certifying (i) that this Master Lease is unmodified and in full force and effect, or that this Master Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges have been paid; (iii) that the address for notices to be sent to the party furnishing such Officer’s Certificate is as set forth in this Master Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in compliance in all material respects with the covenants, agreements and conditions contained in this Master Lease (together with back-up calculation and information reasonably necessary to support such determination); (v) that Tenant is in possession of the Leased Property; and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Facility Mortgagee or Permitted Leasehold Mortgagee shall reasonably request, provided that such questions or statements of fact are included in the written notice requesting the Officer’s Certificate. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Master Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Master Lease; and (z) the other matters set forth in such request, if any, are true and correct. Notwithstanding the foregoing, in no event shall Landlord or Tenant be required to deliver an Officer’s Certificate under this Section 23.1(a) more than two (2) times in any calendar year. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee, Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property. Tenant shall deliver a Notice to Landlord within two (2) Business Days of obtaining knowledge of the occurrence of any material default hereunder. Such Notice shall include a detailed description of the default and the actions Tenant has taken or shall take, if any, to remedy such default.

(b) Statements. Tenant shall furnish the following statements (each a “Financial Statement” and collectively the “Financial Statements”) to Landlord:

(i) as soon as available and in no event later than ninety (90) days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Tenant and its consolidated Subsidiaries in accordance with GAAP and the applicable requirements of Regulation S-X;

(ii) as soon as available and in no event later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of Tenant as presenting fairly in all material respects the financial condition and results of operations of Tenant and its consolidated Subsidiaries in accordance with GAAP and the applicable requirements of Regulation S-X, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of Tenant certifying as to whether a default has occurred under this Master Lease and, if a default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(iv) within sixty (60) days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget approved by the board of directors of Tenant;

(v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Tenant or any of its Subsidiaries with the SEC or with any national securities exchange, or distributed by Tenant to its shareholders generally, as the case may be; and

(vi) prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify in a way adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property.

(c) Other than postings on the SEC’s website, any financial statement or other materials required to be delivered pursuant to Section 23.1(b) shall be deemed to have been delivered on the date on which such information is posted on Tenant’s website on the Internet or by

Landlord on an IntraLinks or similar site to which Landlord has been granted access or shall be available on the SEC’s website on the Internet at www.sec.gov; provided that Tenant shall give Notice of any such posting to Landlord, and Tenant shall deliver paper copies of any such documents to Landlord if Landlord requests Tenant to deliver such paper copies. Notwithstanding anything contained herein, in every instance Tenant shall be required to provide paper copies of any certificate required by Section 23.1(b)(iii) to Landlord. If any Financial Statement or other materials required to be delivered under this Master Lease shall be required to be delivered on any date that is not a Business Day, such information may be delivered to Landlord on the next succeeding Business Day after such date; and

(d) Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Master Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to (i) facilitate Landlord’s financial and reporting requirements and (ii) permit Landlord to calculate any rent, fee or other payments due under any Pole Agreements or Permits. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the Master Lease terms (including, calculation of Net Income).

(e) Tenant agrees upon request of Landlord (which request is received by Tenant with reasonable advance notice to allow it to perform its obligations hereunder), the Tenant shall provide such information that Landlord reasonably requires to comply with its reporting and filing obligations pursuant to the Sarbanes-Oxley Act of 2002 including:

(i) preparation of the narrative(s) for processes determined to materially impact Landlord’s Financial Statements;

(ii) access during reasonable business hours to Tenant management (including Tenant internal audit management) responsible for activities outlined in the narrative(s);

(iii) incur reasonable efforts to design control activities for all key internal controls over financial reporting, associated information technology general controls and other entity-level controls (collectively “Key Internal Controls”) (as required to maintain compliance with the Sarbanes-Oxley Act of 2002);

(iv) incur reasonable efforts to enable Landlord and its external auditors to test the operating effectiveness of the Key Internal Controls over financial reporting identified; and

(v) incur reasonable efforts to attempt to remediate, within a reasonable amount of time prior to each calendar year end, any deficient controls identified by Landlord or its external auditors and to work with Landlord and its external auditors to identify compensating or mitigating controls which can be tested by Landlord and its external auditor and deemed to be operating effectively for the same period of time as the deficient control operated.

Both parties acknowledge and agree that Tenant will charge Landlord for Tenant’s reasonable costs to perform these obligations including its out-of-pocket costs and reasonable allocations for internal labor.

(f) Notwithstanding the foregoing, Tenant shall not be obligated (1) to provide information or assistance that could give Landlord or its Affiliates a “competitive” advantage with respect to markets in which Tenant or Tenant’s Subsidiaries might be competing at any time (it being understood that Landlord shall retain audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the Master Lease terms (and Landlord’s compliance with the SEC, Internal Revenue Service and other legal and regulatory requirements) and provided that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord) are provided access to such information) or (2) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine.

(g) Tenant shall maintain adequate books and records of all Permits, Easements and Pole Agreement and all payments (and supporting documentation relating to such payments) made thereunder for no less than five (5) years after the end of each Fiscal Year with respect to the books and records maintained during such Fiscal Year. Tenant’s books and records for the Permits, Easements and Pole Agreements shall be maintained in a manner consistent with the other books and records maintained by Tenant. Landlord shall have the right from time to time during normal business hours upon reasonable notice to Tenant to examine and audit such books and records at the office of Tenant or other Person maintaining such books and records and to make such copies or extracts thereof as Landlord shall desire.

(h) Notwithstanding anything to the contrary contained herein, Tenant agrees that upon request of Landlord, it shall from time to time provide such information that Landlord requires in order for Landlord to comply with its reporting and filing obligations with the SEC (including, without limitation, any requirements imposed by Regulation S-X (including, to the extent necessary, obtaining a consent from Tenant’s external audit firm for inclusion of their report on Tenant’s financial statement in Landlord’s SEC filings)) and further agrees that Landlord may include such information in its filings and submissions to the SEC.

23.2 Confidentiality; Public Offering Information. (a) The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Subject to Section 23.1(g), each party agrees that neither such party nor any of its Representatives acting on its behalf shall, during or within five (5) years after the term of the termination or expiration of this Master Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and provisions of this Master Lease.

(b) Notwithstanding anything to the contrary set forth in Section 23.2(a), in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party but specifically excluding any disclosures required to be made by Landlord under Section 23.1(g), it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2. In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2, the party compelled to disclose such Confidential information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(c) The parties agree that, except as required by law, no party hereto shall issue any press release relating to the terms of this Master Lease without the prior written approval of the other party, which approval may be granted or withheld in such party’s sole discretion.

23.3 Agreements with Respect to Certain Information. Notwithstanding anything to the contrary in Section 23.2:

(a) Without limiting the disclosures permitted to be made by Landlord under Section 23.1(g), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facilities (1) which is publicly available or (2) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s or its Subsidiaries’ securities or loans, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided that, to the extent such information is not publicly available, the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2 hereof or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, Landlord shall not revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord or any its Subsidiaries pursuant to Section 23.1 or this Section 23.3 and Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith) shall not disclose the operational results of the Facilities prior to Tenant’s or its Affiliate’s public disclosure thereof so long as Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, reasonable participation in road shows and other presentations at Landlord’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or its Subsidiaries to satisfy Landlord’s SEC disclosure requirements or the disclosure requirements of any of its Subsidiaries. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.

(b) Landlord shall have the right to share Confidential Information of Tenant contained in the Financial Statements with its Subsidiaries and their respective officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by Landlord or its Subsidiaries, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Landlord or its Subsidiaries, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided that (i) such Landlord Representative is not a Competitor and is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, to maintain the confidentiality thereof pursuant to Section 23.2 hereof or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant based on any such non-public information provided by or on behalf of Landlord or its Subsidiaries (provided that this provision shall not govern the provision of information by Tenant).

(c) In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Master Lease or the Leased Property in connection with Tenant’s review of the treatment of this Master Lease under GAAP. Tenant shall have the right to share such information with Tenant’s Subsidiaries and their respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Subsidiaries, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Subsidiaries, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2 hereof and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Landlord or its Subsidiaries based on any such non-public information provided by or on behalf of Tenant or Tenant’s Subsidiaries (provided that this provision shall not govern the provision of information by Landlord).

ARTICLE XXIV

24.1 Landlord’s Right to Inspect. Upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives to inspect its Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency.

ARTICLE XXV

25.1 No Waiver. No delay, omission or failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Master Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

26.1 Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Master Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

27.1 Acceptance of Surrender. No surrender to Landlord of this Master Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

28.1 No Merger. There shall be no merger of this Master Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the leasehold estate created hereby or any interest in this Master Lease or such leasehold estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

29.1 Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with the terms of this Master Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Master Lease (other than any obligation of Landlord hereunder to provide a Funding Commitment whether such obligation arises prior to, on or after the date of such conveyance) arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner; it being agreed and understood that Landlord and any successor owner shall remain jointly and severally liable for any obligation to provide a Funding Commitment to Tenant that arises from and after the date of such conveyance.

ARTICLE XXX

30.1 Quiet Enjoyment. So long as this Master Lease is in full force and effect, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all covenants, conditions, restrictions, easements, Encumbrances and other matters affecting the Leased Property as of the Commencement Date or thereafter provided for in this Master Lease or consented to by Tenant. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.

ARTICLE XXXI

31.1 Landlord’s Financing. Without the consent of Tenant but subject to the terms of this Article XXXI, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein. This Master Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Master Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit C (or in a form otherwise reasonably acceptable to Tenant and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be), and executed by Tenant as well as Landlord, which will bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Master Lease, the holder of such Facility Mortgage, and any Foreclosure Purchaser shall disturb neither Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Master Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Master Lease (it being understood that the exercise of any rights and remedies by the Facility Mortgagee or Foreclosure Purchaser shall be subject to the terms and provisions of this Master Lease (including the provisions of Article XVI and Article XXXVI) if an Event of Default has occurred and is continuing at the time such party acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu)). Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all reasonable costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, (iii) diminish Tenant’s rights under this Master Lease in any material respect or (iv) amend in any respect the provisions set forth in Section 3.4, Section 10.2(b), Section 16.1, Article XXII, Section 34.1, Article XXXVI and Section 41.14 and the definitions related thereto.

31.2 Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request so long as no provision in such new lease (i) increases Tenant’s monetary obligations under this Master Lease, (ii) adversely increases Tenant’s non-monetary obligations under this Master Lease in any material respect, (iii) diminishes Tenant’s rights under this Master Lease in any material respect or (iv) amends in any respect the provisions set forth in Section 3.4, Section 10.2(b), Section 16.1, Article XXII, Section 34.1, Article XXXVI and Section 41.14 and the definitions related thereto and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Master Lease occurring prior to such sale, conveyance or termination, unless such act or omission is then continuing and reasonably susceptible to cure by the new owner or superior lessor acting as a prudent landlord; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Master Lease occurring prior to such sale, conveyance or termination, except where such offset, abatement or reduction of rent arises out of (1) failure of Landlord to fund Capital Improvements pursuant to Section 10.2(b) or (2) a default of the Landlord that is continuing at the time the new owner or superior lessor acquires title to the Leased Property and is reasonably susceptible to cure by the new owner or superior lessor, Tenant has given the new owner or superior lessor notice thereof, and the new owner or superior lessor fails to cure the same after having received such notice thereof; or (iii) bound by any previous modification or amendment to this Master Lease or any previous prepayment of more than one month’s Rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee.

ARTICLE XXXII

32.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided, however,

that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the applicable Facility or to the extent in existence at any Facility and which are brought, kept, used and disposed of in material compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in material compliance with applicable Legal Requirements.

32.2 Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Property, including any complaints, notices, warnings or assertions of violations in connection therewith.

32.3 Remediation. If Tenant becomes aware of a material violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before (except to the extent first discovered after the end of the Term) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 that is not cured within any applicable cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a) in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b) in bringing the Leased Property into compliance with all Legal Requirements; and

(c) in removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of Notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5 Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days’ Notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Master Lease.

ARTICLE XXXIII

33.1 Memorandum of Lease. Upon Tenant’s request, Landlord and Tenant shall enter into one or more short form memoranda of this Master Lease, in form suitable for recording in each county or other applicable location in which the Leased Property is located. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the applicable Facility.

33.2 Tenant Financing. If, in connection with granting any Permitted Leasehold Mortgage or entering into a Debt Agreement, Tenant shall reasonably request (A) reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Landlord hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Landlord’s monetary obligations under this Master Lease, (ii) adversely increase Landlord’s non-monetary obligations under this Master Lease in any material respect, (iii) diminish Landlord’s rights under this Master Lease in any material respect, (iv) adversely impact the value of the Leased Property or (v) adversely impact Landlord’s (or any Affiliate of Landlord’s) tax treatment or position.

ARTICLE XXXIV

34.1 Expert Valuation Process. (a) If it becomes necessary to determine the Maximum Foreseeable Loss, and the parties are unable to agree thereon, then the same shall be determined by two Experts, one such Expert to be selected by Landlord to act on its behalf and the other such Expert to be selected by Tenant to act on its behalf. Landlord or Tenant, as applicable, shall cause its Expert to, within forty-five (45) days after the applicable Valuation Request Notice (the “Initial Valuation Period”), determine the Maximum Foreseeable Loss as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Expert’s decision to the relevant date); provided, however, that if either party shall fail to appoint its Expert within the time permitted, or if two Experts shall have been so appointed but only one such Expert shall have made such determination within such forty-five (45) day period, then the determination of such sole Expert shall be final and binding upon the parties. For purposes of clarity, the “relevant date” with respect to any determination of the Maximum Foreseeable Loss shall be deemed to be the date on which Tenant must adjust the amount of insurance carried pursuant to Article XIII. A written report of each Expert shall be delivered and addressed to each of Landlord and Tenant. This provision for determination by an expert valuation process shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

(b) If the two Experts shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts then the Maximum Foreseeable Loss shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two Experts shall have ten (10) days to appoint a third Expert meeting the above requirements, but if such Experts fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an Expert meeting the above requirements (such Expert, the “Third Expert”) within ten (10) days of such request, and both parties shall be bound by any appointment so made within such ten (10) day period. If no such Expert shall have been appointed within such ten (10) days or within the Initial Valuation Period, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any Expert appointed by the original Experts, by the American Arbitration Association or by such court shall be instructed to determine the Maximum Foreseeable Loss within thirty (30) days (together with the Initial Valuation Period, the “Valuation Period”) after appointment of such Expert.

(c) If a Third Expert is appointed in accordance with Section 34.1(b), then such Third Expert shall choose which of the determinations made by the other two (2) Experts shall be final and binding, and such chosen determination shall be final and binding upon Landlord and Tenant as the Maximum Foreseeable Loss.

(d) Landlord and Tenant shall each pay the fees and expenses of the Expert appointed by it and each shall pay one-half (1/2) of the fees and expenses of the Third Expert.

ARTICLE XXXV

35.1 Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service or by an overnight express service to the following address:

To Tenant:	Windstream Holdings, Inc. 4001 Rodney Parham Road Little Rock, AR 72212 Attention: Chief Financial Officer

With a copy to: (that shall not constitute notice)	Windstream Holdings, Inc. 4001 Rodney Parham Road Mailstop: B1F03-71A Little Rock, AR 72212 Attention: Legal Department

To Landlord:	c/o Communications Sales & Leasing, Inc. 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211 Attention: Controller

And with copy to (which shall not constitute notice):	c/o Communications Sales & Leasing, Inc. 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211 Attention: General Counsel

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted.

ARTICLE XXXVI

36.1 Transfer of Tenant’s Property and Operational Control of the Facilities.

(a) Upon (i) Tenant’s election or deemed election not to extend the Master Lease for any Facility by the Renewal Election Outside Date (a “Non-Renewal Event”), (ii) the expiration of the final Renewal Term (the “Final Lease Expiration”) or (iii) the delivery by Landlord of a Notice (a “Lease Termination Notice”) to Tenant exercising Landlord’s right to terminate this Master Lease or repossess the Leased Property in accordance with the terms of this Master Lease, Tenant shall transfer (or cause to be transferred) upon such expiration or earlier termination of the Term with respect to any Facility that is subject to such expiration or earlier termination (each an “Affected Facility”) or as soon thereafter as Landlord shall request, the Communication Assets to a successor lessee or operator (or lessees or operators) of such Affected Facility (collectively, the “Successor Tenant”) designated pursuant to Section 36.2 for consideration to be received by Tenant (or Tenant’s Subsidiaries) from the Successor Tenant in an amount equal to the Fair Market Value of the Communications Assets (the “Communications Assets FMV”) as either (x) negotiated and agreed in writing by Tenant and the Successor Tenant (the “Negotiated Communications Assets FMV”) in accordance with Section 36.2(c)(i) or (y) if (A) the Tenant and Successor Tenant have not agreed in writing on the Communications Assets FMV for an Affected Facility by the date that is ninety (90) days prior to the expiration of the Term (other than in connection with the Final Lease Expiration) or (B) a Lease Termination Notice has been delivered to Tenant and remains in effect or the Final Lease Expiration shall have occurred, then such Communications Assets FMV shall be determined, and Tenant’s transfer of the Communication Assets to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.2. Notwithstanding the foregoing, in the event (i) the Credit Agreement Agent has notified Landlord that a default or event of default (beyond all applicable notice and cure periods) has occurred and is continuing under the Credit Agreement or the transfer of the Communication Assets would constitute a sale of all or substantially all of the Tenant’s assets on a consolidated basis (each a “Credit Agreement Agent Trigger Event”), (ii) the Successor Tenant is a Person

other than the Credit Agreement Agent (acting on behalf of the lenders under the Credit Agreement) or its designee and (iii) the Negotiated Communications Assets FMV is less than Credit Agreement Payoff Amount of which Landlord receives notices from Credit Agreement Agent, then Tenant and Successor Tenant shall be deemed to not have agreed on the Communications Assets FMV and the Communications Assets FMV shall be determined in accordance with Section 36.2. For the purpose of clarification, except as provided in Section 36.2(d), the Communication Assets must be transferred in whole (and not in part) to the Successor Tenant in exchange for the Communications Assets FMV.

(b) For purposes of determining the Communication Assets, Landlord and Tenant acknowledge that there may be instances where Tenant provides services to a customer at multiple locations, some of which are directly served by an Affected Facility and some of which are not directly served by an Affected Facility. In such circumstances, Landlord and Tenant have agreed not to divide the customer relationship between Tenant and the Successor Tenant. Therefore, Landlord and Tenant agree that in such circumstances, Tenant will retain the entire customer relationship unless the revenue generated by the customer relationship is predominately derived from services provided to customer locations directly served by an Affected Facility, in which case the entire customer relationship will be included as part of the Communication Assets to be sold to a Successor Tenant under this Article XXXVI.

36.2 Determination of Successor Lessee and Communications Assets FMV.

(a) The determination of the Communications Assets FMV and the transfer of the Communications Assets to a Successor Tenant in consideration for the Communications Assets FMV shall be effected by (i) first, determining the Successor Tenant Rent in accordance with Section 1.4(b) in the case of a Non-Renewal Event or Section 41.14 in the case of a Final Lease Expiration or a termination of this Master Lease (ii) second, identifying and designating in accordance with the terms of Section 36.2(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) prepared to lease the Affected Facility at the Successor Tenant Rent and to bid for the Communications Assets of the Affected Facility, and (iii) third, subject to and in accordance with the terms of Section 36.2(c)(ii), determining the highest price a Qualified Successor Tenant would agree to pay for the Communications Assets of the Affected Facility and setting such highest price as the Communications Assets FMV in exchange for which Tenant shall be required to transfer such Communications Assets. Landlord will enter into a lease with such Qualified Successor Tenant on substantially the same terms and conditions of this Master Lease (except that (1) the Leased Property shall only include the Leased Property pertaining to the Affected Facility, (2) the term shall be ten (10) years, (3) the rent shall be the Successor Tenant Rent, and (4) the references to Discretionary COC Transferee shall be deleted from the Master Lease and, to the extent not duplicative, the term Discretionary Transferee shall be substituted in its place).

(b) Designating Potential Successor Tenants. Landlord will select three (3) (one of which will be Landlord or an Affiliate of Landlord) and Tenant will select four (4) (one of which will be the Credit Agreement Agent or its designee) (for a total of up to seven (7)) potential Qualified Successor Tenants prepared to lease the Affected Facility for the Successor Tenant Rent, each of whom must meet the criteria established for a Discretionary Transferee, or in the case of Credit Agreement Agent or its designee, a Discretionary COC Transferee (and none of whom may be Tenant or an Affiliate of Tenant). Landlord and Tenant must designate their proposed Qualified Successor Tenants within one hundred eighty (180) days prior to the expiration of the Term or, in the case of a termination of this Master Lease, within thirty (30) days after delivery of the Lease Termination Notice. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed seven (7); provided that, in the event the total number of potential Qualified Successor Tenants is less than seven (7), the transfer process will still proceed as set forth in Section 36.2(c) below.

(c) Determining Communications Assets FMV.

(i) Tenant will have a three (3) month period to enter into a definitive agreement specifying the Negotiated Communication Assets FMV and all other terms and conditions for the sale of the Communication Assets of the Affected Facility with one of the Qualified Successor Tenants (such agreement, a “Communications Assets Sale Agreement”) which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.2(b); provided, however, that (x) if Landlord is notified by the Credit Agreement Agent that a Credit Agreement Agent Trigger Event exists, unless the Successor Tenant is the Credit Agreement Agent (acting on behalf of the lenders under the Credit Agreement) or its designee, such Negotiated Communications Assets FMV shall be not less than the Credit Agreement Payoff Amount of which Landlord receives notice from the Credit Agreement Agent and (y) notwithstanding the foregoing, if a Lease Termination Notice has been delivered to Tenant or the Final Lease Expiration shall have occurred, Landlord and Tenant shall immediately engage a Qualified Third Party Auctioneer and the following clause (ii) shall instead be applicable (in lieu of any such three (3) month period).

(ii) If (A) Tenant does not enter into a Communications Assets Sale Agreement in accordance with the terms set forth in Section 36.2(c)(i) or (B) a Lease Termination Notice has been delivered to Tenant or the Final Lease Expiration shall have occurred, Landlord and Tenant shall engage a Qualified Third Party Auctioneer to conduct an auction for the Communication Assets among the seven (7) potential successor lessees in a manner reasonably designed to maximize the value of the Communication Assets and, subject to the terms of this Section 36.2(c)(ii), Tenant will be required to transfer the Communication Assets to the Qualified Successor Tenant submitting the highest Qualified Communications Assets Bid. Except for a bid submitted by the Credit Agreement Agent (or its designee) which may be in the form of a “credit bid” of the indebtedness and other obligations outstanding under the Credit Agreement, if the Credit Agreement Agent has notified Landlord that a Credit Agreement Agent Trigger Event exists, all bids shall provide the purchase price proposed to be paid for the Communication Assets, and at least seventy-five percent (75%) of such purchase price must consist of cash or cash equivalents (each such bid, a “Qualified Communications Assets Bid”). Tenant shall select the highest Qualified Communications Assets Bid for the sale of the Communications Assets within fifteen (15) days after receipt of the Qualified Communications Assets Bids (the “Selection Period”), provided that in the event (x) the Credit Agreement Agent has notified Landlord that a Credit Agreement

Agent Trigger Event exists and (y) Tenant desires to select a Qualified Communications Assets Bid as the highest bid that offers cash or cash equivalents in an amount less than the Credit Agreement Payoff Amount that has been identified by the Credit Agreement Agent in a notice to Landlord, then Tenant shall be deemed to designate the Credit Agreement Agent to make such selection. Notwithstanding the foregoing, if the Credit Agreement Agent has been designated by Tenant to select the highest Qualified Communications Assets Bid pursuant to the immediately preceding sentence and the Credit Agreement Agent fails to make such selection within the Selection Period, the Credit Agreement Agent shall be deemed to have waived its right to select the highest Qualified Communications Assets Bid and Tenant shall select the highest Qualified Communications Assets Bid within the five-day period that immediately follows the Selection Period.

(d) Notwithstanding anything in the contrary in this Article XXXVI, the transfer of the Communication Assets will be conditioned upon the approval of the applicable regulatory agencies of the transfer of the applicable Communications Licenses, Pole Agreements, Easements and Permits and any other assets to the Successor Tenant and/or the issuance of new licenses as required by applicable Communications Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.

36.3 Operation Transfer. (a) Upon designation of a Successor Tenant (pursuant to either Sections 36.1 or 36.2, as the case may be), Tenant shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Tenant) to effectuate the transfer of operational control of the Affected Facility to Successor Tenant in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Affected Facility for its Primary Intended Use. Concurrently with the transfer of the Communications Assets to Successor Tenant, Landlord and Successor Tenant shall execute a new master lease in accordance with the terms set forth in Section 36.2(a).

(b) Notwithstanding the expiration or earlier termination of the Term and anything to the contrary herein, unless Landlord consents to the contrary, in the event the transfer of the Communication Assets and operational control of the Affected Facility by Tenant to Successor Tenant is not completed by the expiration or earlier termination of the Term (or Tenant and Landlord agree on an alternative arrangement), Landlord and Tenant hereby agree to enter into a management agreement (the “Management Agreement”) in a form reasonably acceptable to both parties pursuant to which Tenant shall agree to (or shall cause Tenant’s Subsidiaries to agree to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Affected Facility in accordance with all Legal Requirements, Communications Regulations, Communications Licenses, Permits, Easements and Pole Agreements and on such other terms which are customary in the transfer to a Successor Tenant of a facility similar to the Affected Facility for a management fee equal to 110% of the reasonable operating costs (which operating expenses may include, without limitation, an allocable share of overhead and administrative costs) and 100% of the reasonable capital expenditures incurred by Tenant to continue operating the Affected Facility in accordance with the Management Agreement (which costs shall be evidenced by reasonably detailed backup information) for a term commencing upon the expiration or earlier termination of the Term with respect to the Affected Facility and ending on the date that Tenant transfers the Communications

Assets and operational control for the Affected Facility to a Successor Tenant (or Tenant and Landlord agree on an alternative arrangement); it being agreed and understood that (i) Tenant shall not be obligated to pay Rent for the Affected Facility during the term of the Management Agreement, (ii) Landlord shall be responsible for all costs and expenses relating to operation and maintenance of the Affected Facility except as otherwise set forth in the Management Agreement and (iii) all profits, rents and revenues relating to the Affected Facility from and after the expiration or earlier termination of the Term with respect to the Affected Facility shall belong to Landlord (except for Landlord’s obligation to pay the management fee described above).

(c) Upon the expiration or earlier termination of the Term with respect to any Affected Facility, Tenant and Landlord (or the Successor Tenant) shall cooperate with one another for a reasonable period in order to ensure that (i) a fully operational Affected Facility is transferred to Landlord or the Successor Tenant and (ii) any necessary authorizations, and legal title to Permits, Pole Agreements, and Easements not previously transferred to Landlord have been transferred to Landlord or Successor Tenant; it being agreed that Tenant shall enter into a Transition Services Agreement for a reasonable term and otherwise consistent with the terms described in the attached Exhibit D promptly following Landlord’s (or Successor Tenant’s) request in connection therewith. Upon expiration or earlier termination of the Term and following Landlord’s request, Tenant shall promptly deliver copies of all of Tenant’s books and records relating to the Easements, Permits and Pole Agreements for the Affected Facility.

36.4 Carrier of Last Resort. Each of Landlord and Tenant hereby acknowledge and agree that in no event shall any of Tenant’s “carrier of last resort obligations” under any Legal Requirements become the obligations of Landlord with respect to any Facility, and that such obligations shall remain the obligations solely of Tenant, in the event (i) the Term expires and there are no remaining Renewal Terms under Section 1.4, (ii) the Term expires as to such Facility due to Tenant’s election not to extend the Term for any Renewal Term under Section 1.4 with respect to such Facility, or (iii) the Master Lease is terminated as to such Facility in accordance with the terms hereof.

ARTICLE XXXVII

37.1 Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Master Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Master Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Master Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

38.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

39.1 Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Master Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

Tenant will not during the Term of this Master Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Property. A breach of the representations contained in this Section 39.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Master Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

40.1 REIT Protection. (a) The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Agreement shall be interpreted consistent with this intent.

(b) Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of Landlord) in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iii) sublet, assign or enter into a management arrangement for the Leased Property in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. Anything contained in this Master Lease to the contrary notwithstanding, for so long as Tenant owns shares of Landlord, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) sublet, assign or enter into a management arrangement for the Leased Property to any Person in which Tenant owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code). The requirements of this Section 40.1(b) shall likewise apply to any further subleasing by any subtenant.

(c) Anything contained in this Master Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Master Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer, (ii) comply with any restrictions set forth in Section 18.1 with respect to a sale of the Leased Property and (iii) give Tenant Notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(d) Anything contained in this Master Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of Landlord’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Master Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease.

ARTICLE XLI

41.1 Survival. Anything contained in this Master Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2 Severability. If any term or provision of this Master Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Master Lease and any other application of such term or provision shall not be affected thereby.

41.3 Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Master Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord or Tenant ever be liable to the other party for any indirect, special, punitive or consequential damages suffered by Tenant or Landlord, as applicable, from whatever cause.

41.4 Successors and Assigns. This Master Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5 Governing Law. THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.

41.6 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7 Entire Agreement. This Master Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Master Lease.

41.8 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

41.9 Counterparts. This Master Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

41.10 Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11 Time of Essence. TIME IS OF THE ESSENCE OF THIS MASTER LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

41.12 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Master Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with all applicable regulatory authorities in connection with the administration of their regulatory jurisdiction over Tenant and Tenant’s Subsidiaries, including the provision of such documents and other information as may be requested by regulatory authorities relating to Tenant or any of Tenant’s Subsidiaries or to this Master Lease and which are within Landlord’s reasonable control to obtain and provide.

41.13 Communications Regulations. Notwithstanding anything to the contrary in this Master Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with any regulatory authority in connection with the administration of their regulatory jurisdiction over the parties hereto, including, without limitation, the provision of such documents or other information as may be requested by any such regulatory authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Master Lease or any agreement formed pursuant to the terms hereof.

41.14 Appraiser. (a) If it becomes necessary to determine the Renewal Rent and/or the Successor Tenant Rent pursuant to Section 1.4(b) or Section 36.2(a), and the parties are unable to agree thereon, the same shall be determined by two independent appraisal firms, in which one or more of the members, officers or principals of such firm are members of the American Society of Appraisers and such member has a minimum of 10 years’ experience in appraising facilities similar in scope and use as the Leased Property (each, an “Appraiser” and collectively, the “Appraisers”), one such Appraiser to be selected by Landlord to act on its behalf and the other such Appraiser to be selected by Tenant to act on its behalf. Landlord or Tenant, as applicable, shall cause its Appraiser to, within ninety (90) days after the Appraisal Commencement Date or Tenant’s receipt of the Lease Termination Notice or within ten (10) months prior to the Final Lease Expiration (the “Initial Appraisal Period”), as applicable, determine the Renewal Rent or the Successor Tenant Rent, as applicable, as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser’s decision to the relevant date); provided, however, that if either party shall fail to appoint its Appraiser within the time permitted, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within such ninety (90) day period, then the determination of such sole Appraiser shall be final and binding upon the parties. For purposes of clarity, the “relevant date” with respect to any determination of the Renewal Rent or the Successor Tenant Rent, as applicable, shall be deemed to be the date on which such applicable Renewal Term or lease term is to commence. A written report of each Appraiser shall be delivered and addressed to each of Landlord and Tenant; it being agreed and understood that the report delivered in connection with the appraisal process initiated under Section 1.4(b) shall include the Renewal Rent and/or Successor Tenant Rent, as applicable, for each of the Facilities. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

(b) If the two Appraisers shall have been appointed by Landlord and Tenant, then such two Appraisers shall agree on a third Appraiser (the “Third Appraiser”) that meets the above requirements no later than thirty (30) days after the Appraisal Commencement Date or

Tenant’s receipt of the Lease Termination Notice or twelve (12) months prior to the Final Expiration Date, as applicable, which Third Appraiser shall perform the services set forth in Section 41.14(c) to the extent such services are so required. If the two Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Renewal Rent or the Successor Tenant Rent, as applicable, shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then the Third Appraiser shall perform the services set forth in Section 41.14(c) below. If the two Appraisers are unable to agree on the selection of the Third Appraiser by the last day of the Initial Appraisal Period, then either party may request the American Arbitration Association or any successor organization thereto to appoint the Third Appraiser meeting the above requirements within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20) day period. If no such Appraiser shall have been appointed within such twenty (20) day period or within the Initial Appraisal Period, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any Appraiser appointed by the original Appraisers, by the American Arbitration Association or by such court shall be instructed to determine the Renewal Rent or Successor Tenant Rent, as applicable, within sixty (60) days after the Initial Appraisal Period.

(c) If a Third Appraiser is appointed in accordance with Section 41.14(b), then such Third Appraiser shall choose (without any modifications) which of the determinations made by the other two (2) Appraisers shall be final and binding, and such chosen determination shall be final and binding upon Landlord and Tenant as the Renewal Rent or the Successor Tenant Rent, as applicable.

(d) Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (1/2) of the fees and expenses of the Third Appraiser.

41.15 Dispute Resolution. The following procedures shall be used to resolve any dispute arising out of or in connection with this Master Lease (each, a “Dispute”):

(a) Following the written request of either Landlord or Tenant (a “Request”), the VP Representatives of each of Landlord and Tenant shall meet in person to attempt to resolve the Dispute that is the subject of the Request no later than twenty (20) days after the date of such Request. If, for any reason, the VP Representatives do not resolve the Dispute at their meeting, then the SVP Representatives of each of Landlord and Tenant shall meet in person to attempt to resolve the Dispute no later than twenty-five (25) days after the date of the VP Representatives’ meeting. A meeting date and place shall be established by mutual agreement of Landlord and Tenant. However, if the parties are unable to agree, the meeting shall take place at Landlord’s offices.

(b) If a Request is delivered by either Landlord or Tenant, the parties agree to make a diligent, good faith attempt to resolve the Dispute that is the subject of such Request during the forty-five day period described in clause (a) above.

(c) All negotiations in connection with the Dispute shall be conducted in strict confidence, non-binding and without prejudice to the rights of the parties in any future legal proceedings.

41.16 No Third Party Beneficiaries. Landlord and Tenant hereby acknowledge that they do not intend for any other Person to constitute a third-party beneficiary hereof, except for any permitted successors and/or assigns.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

[CSL NATIONAL, LP

CSL NORTH CAROLINA SYSTEM, LP

CSL NORTH CAROLINA REALTY, LP

CSL TENNESSEE REALTY, LP,

each a Delaware limited partnership

By:
Name:
Title:]

[**SIGNATURE BLOCK TO BE CONFIRMED**]

[CSL ALABAMA SYSTEM, LLC

CSL ARKANSAS SYSTEM, LLC

CSL FLORIDA SYSTEM, LLC

CSL GEORGIA SYSTEM, LLC

CSL IOWA SYSTEM, LLC

CSL KENTUCKY SYSTEM, LLC

CSL MISSISSIPPI SYSTEM, LLC

CSL MISSOURI SYSTEM, LLC

CSL NEW MEXICO SYSTEM, LLC

CSL OHIO SYSTEM, LLC

CSL OKLAHOMA SYSTEM, LLC

CSL TEXAS SYSTEM, LLC

CSL REALTY, LLC

CSL GEORGIA REALTY, LLC,

each a Delaware limited liability company]

By:
Name:
Title:

[**SIGNATURE BLOCK TO BE CONFIRMED**]

TENANT:

WINDSTREAM HOLDINGS, INC.,

a Delaware corporation

By:
Name:
Title:

EXHIBIT A

LIST OF FACILITIES

AL-CLEC	1	Alabama CLEC

AL-ILEC	2	Alabama ILEC

AR-CLEC	3	Arkansas CLEC

AR-ILEC	4	Arkansas ILEC

CENTRAL-CLEC	5	Central US CLEC (Includes properties in KS, ND,MT & WY)

EAST-CLEC	6	Eastern US CLEC (Includes properties in CT, DC, MA, ME, NH, RI & VT)

FL-CLEC	7	Florida CLEC

FL-ILEC	8	Florida ILEC

GA-CLEC	9	Georgia CLEC

GA-ILEC	10	Georgia ILEC

IA-CLEC	11	Iowa CLEC

IA-ILEC	12	Iowa ILEC

IL-CLEC	13	Illinios CLEC

IN-CLEC	14	Indiana CLEC

KY-CLEC	15	Kentucky CLEC

KY-ILEC	16	Kentucky ILEC

MI-CLEC	17	Michigan CLEC

MO-CLEC	18	Missouri CLEC

MO-ILEC	19	Missouri ILEC

MS-CLEC	20	Mississippi CLEC

MS-ILEC	21	Mississippi ILEC

NC-CLEC	22	North Carolina CLEC

NC-ILEC	23	North Carolina ILEC

NM-Combined	24	New Mexico ILEC & CLEC

OH-CLEC	25	Ohio CLEC

OH-ILEC	26	Ohio ILEC

OK-CLEC	27	Oklahoma CLEC

OK-ILEC	28	Oklahoma ILEC

PA-CLEC	29	Pennsylvania CLEC

TN-CLEC	30	Tennessee CLEC

TX-CLEC	31	Texas CLEC

TX-ILEC	32	Texas ILEC

VA-CLEC	33	Virginia CLEC

WEST-CLEC	34	Western US CLEC (Includes properties in AZ, ID, NV, OR & WA)

WI-CLEC	35	Wisconsin CLEC

WV-CLEC	36	West Virginia CLEC

A-1

EXHIBIT B

DISTRIBUTION SYSTEM DEMARCATION POINTS

Meet Point	Distribution System	Excluded Assets (Retained)
Central Office, Remote Office or Hut	Fiber distribution panel and every connection thereto which is connected on the outside plant side of such fiber distribution panel; all copper cable splice cases and vaults in which it is contained; all conduit installed for any cabling purposes on any Improvements.	All copper and fiber jumper cables between the fiber distribution panel or cable value, and the Equipment and racking located in the Central office Building, Remote Office Building or Hut.

Pad or WOMP mounted Equipment	WOMP or pad and the splice tray which houses fiber splices.	Cabinet mounted on the WOMP or pad, all Electronics inside such cabinet, and the cable or fiber jumpers inside the cabinet from the splice tray to electronics.

Business Demarcation	All fiber/copper to customer demarcation point.	Any equipment at the customer demarcation point.

Consumer Network Interface Device	All fiber/copper leading up to the Network Interface Device (i.e. customer demarcation point)	Network Interface Device

B-1

EXHIBIT C

FORM OF SUBORDINATION, NONDISTURBANCE

AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of                     , and is by and among [LENDER], a [ ] [ ] (together with its successors and assigns, “Lender”1), Communications Sales & Leasing, Inc., a Delaware corporation, and the entities set forth on Schedule I attached hereto (collectively, “Landlord”), and Windstream Holdings, Inc., a Delaware corporation (“Tenant”).

WHEREAS, by a Master Lease (as amended, modified or supplemented, the “Lease”) dated as of [                    ], between Landlord (or Landlord’s predecessor in title) and Tenant, Landlord leased the Leased Property to Tenant, as said Leased Property is more particularly described in the Lease (such Leased Property hereinafter referred to as the “Premises”);

WHEREAS, Lender has made or intends to make a loan to Landlord (the “Loan”), which Loan shall be evidenced by one or more promissory notes (as the same may be amended, modified, restated, severed, consolidated, renewed, replaced, or supplemented from time to time, the “Promissory Note”) and secured by, among other things, that certain Mortgage or Deed of Trust, Assignment of Leases and Rents and Security Agreement (as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, the “Mortgage”) encumbering the real property located in                     more particularly described on Exhibit A annexed hereto and made a part hereof (the “Property”);2

WHEREAS, Tenant acknowledges that Lender will rely on this Agreement in making the Loan to Landlord;

WHEREAS, Lender and Tenant desire to evidence their understanding with respect to the Mortgage and the Lease as hereinafter provided; and

WHEREAS, pursuant to Section 31.1 of the Lease, Tenant has agreed to deliver this Agreement and will subordinate the Lease to the Mortgage and to the lien thereof and, in consideration of Tenant’s delivery of this Agreement, Lender has agreed not to disturb Tenant’s possessory rights in the Premises under the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

[1]	References to “Lender” may be modified to reflect an agent, trustee or other representative acting for a group of debt holders.
[2]	Subject to modification to reflect terms and type of financing secured by the applicable mortgage.

1. Tenant covenants, stipulates and agrees that the Lease and all of Tenant’s right, title and interest in and to the Property thereunder is hereby, and shall at all times continue to be, subordinated and made secondary and inferior in each and every respect to the Mortgage and the lien thereof, to all of the terms, conditions and provisions thereof and to any and all advances made or to be made thereunder, so that at all times the Mortgage shall be and remain a lien on the Property prior to and superior to the Lease for all purposes, subject to the provisions set forth herein. Subordination is to have the same force and effect as if the Mortgage and such renewals, modifications, consolidations, replacements and extensions had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

2. Lender agrees that if Lender exercises any of its rights under the Mortgage, including entry or foreclosure of the Mortgage or exercise of a power of sale under the Mortgage, Lender, or any person who acquires any portion of the Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure, (a) will not terminate or disturb Tenant’s right to use, occupy and possess the Premises, nor any of Tenant’s rights, privileges and options under the terms of the Lease, so long as Tenant is not in default beyond any applicable grace period under any term, covenant or condition of the Lease and (b) will be bound by the provisions of Article XVII of the Lease for the benefit of each Permitted Leasehold Mortgagee. In addition, Lender or any person prosecuting such rights and remedies agrees that so long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable notice and cure periods, Lender or such other person, as the case may be, shall not name or join Tenant as a defendant in any exercise of Lender’s or such person’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord. In the latter case, Lender or any person prosecuting such rights and remedies may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

3. If, at any time Lender (or any person, or such person’s successors or assigns, who acquires the interest of Landlord under the Lease through foreclosure of the Mortgage or otherwise) shall succeed to the rights of Landlord under the Lease as a result of a default or event of default under the Mortgage, Tenant shall attorn to and recognize such person so succeeding to the rights of Landlord under the Lease (herein sometimes called “Successor Landlord”) as Tenant’s landlord under the Lease, said attornment to be effective and self-operative without the execution of any further instruments.

4. Landlord authorizes and directs Tenant to honor any written demand or notice from Lender instructing Tenant to pay rent or other sums to Lender rather than Landlord (a “Payment Demand”), regardless of any other or contrary notice or instruction which Tenant may receive from Landlord before or after Tenant’s receipt of such Payment Demand. Tenant may rely upon any notice, instruction, Payment Demand, certificate, consent or other document from, and signed by, Lender and shall have no duty to Landlord to investigate the same or the circumstances under which the same was given. Any payment made by Tenant to Lender or in response to a Payment Demand shall be deemed proper payment by Tenant of such sum pursuant to the Lease.

5. If Lender shall become the owner of the Property or the Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage or if the Property shall be transferred by deed in lieu of foreclosure, Lender or any Successor Landlord shall not be:

(a) liable for any act or omission of any prior landlord (including Landlord) or bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior landlord (including Landlord) provided however, that if a prior landlord (including Landlord) agrees to fund a Capital Improvement under the terms of the Lease and landlord then defaults on the obligation to fund such Capital Improvement, in no event shall such Capital Improvement (other than a TCI Replacement) be deemed to be part of the Leased Property unless Lender cures the default by providing the unfunded amount to Tenant or Tenant exercises its offset right under Section 3.4 of the Master Lease.

(b) obligated to cure any defaults of any prior landlord (including Landlord) which occurred, or to make any payment to Tenant which was required to be paid by any prior landlord (including Landlord), prior to the time that Lender or any Successor Landlord succeeded to the interest of such landlord under the Lease; or

(c) obligated to perform any construction obligations of any prior landlord (including Landlord) under the Lease or liable for any defects (latent, patent or otherwise) in the design, workmanship, materials, construction or otherwise with respect to improvements and buildings constructed on the Property; or

(d) subject to any offsets, defenses or counterclaims which Tenant may be entitled to assert against any prior landlord (including Landlord); or

(e) bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one month in advance; or

(f) bound by any amendment, modification, termination or surrender of the Lease made without the written consent of Lender.

Notwithstanding the foregoing, Tenant reserves its right to any and all claims or causes of action (i) against Landlord for prior losses or damages and (ii) against the Successor Landlord for all losses or damages arising from and after the date that such Successor Landlord takes title to the Property.

6. Tenant hereby represents, warrants, covenants and agrees to and with Lender:

(a) to deliver to Lender, by certified mail, return receipt requested, a duplicate of each notice of default delivered by Tenant to Landlord at the same time as such notice is given to Landlord and no such notice of default shall be deemed given by Tenant under the Lease unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right (but shall not be obligated) to cure such default. Tenant shall accept performance by Lender or its designee of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Tenant further agrees to afford Lender or the designee a period of thirty (30) days beyond any period afforded to Landlord or its designee for the curing of such default during which period Lender or its designee may elect (but shall not be obligated) to seek to cure such default, or, if such default cannot be cured within that time, then such additional time as may be reasonably necessary to cure such default (including but not limited to commencement of foreclosure proceedings) which in no event shall exceed one hundred eighty days (180) days following the expiration of such 30-day period during which period Lender or its designee may elect (but shall not be obligated) to seek to cure such default, prior to taking any action to terminate the Lease. If the Lease shall terminate for any reason, upon Lender’s written request given within thirty (30) days after such termination, Tenant, within fifteen (15) days after such request, shall execute and deliver to Lender (or its designee to the extent constituting a permitted successor landlord under the Lease) a new lease of the Premises for the remainder of the term of the Lease and upon all of the same terms, covenants and conditions of the Lease;

(b) that Tenant is the sole owner of the leasehold estate created by the Lease; and

(c) to promptly certify in writing to Lender, in connection with any proposed assignment of the Mortgage, whether or not any default on the part of Landlord then exists under the Lease and to deliver to Lender any tenant estoppel certificates required under the Lease.

7. Tenant acknowledges that the interest of Landlord under the Lease is assigned to Lender solely as security for the Promissory Note3, and Lender shall have no duty, liability or obligation under the Lease or any extension or renewal thereof, unless Lender shall specifically undertake such liability in writing or Lender becomes and then only with respect to periods in which Lender becomes, the fee owner of the Property.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.4

9. This Agreement and each and every covenant, agreement and other provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any successor holder of the Promissory Note5) and may be amended, supplemented, waived or modified only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought. Each Permitted Leasehold Mortgagee (as defined in the Lease) (for so long as such Permitted Leasehold Mortgagee (as

[3]	Subject to modification to reflect terms of debt.
[4]	Subject to modification solely and to the extent the law of any jurisdiction in which the Premises are located is required to govern the subordination of Tenant’s interests in such jurisdiction.
[5]	Subject to modification to reflect terms of debt.

defined in the Lease) holds a Permitted Leasehold Mortgage (as defined in the Lease)) is an intended third party beneficiary of Section 2(b) entitled to enforce the same as if a party to this Agreement.

10. All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Lender appearing below. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

Lender’s Address:	[ ]
Attn:

With a copy to:	[ ]

Tenant’s Address:	Windstream Holdings, Inc. 4001 Rodney Parham Road Little Rock, AR 72212 Attention: Chief Financial Officer

With a copy to:	Windstream Holdings, Inc. 4001 Rodney Parham Road Mailstop: B1F03-71A Little Rock, AR 72212 Attention: Legal Department

Landlord’s Address:	c/o Communications Sales & Leasing, Inc. 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211 Attention: Controller

With a copy to:	c/o Communications Sales & Leasing, Inc. 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211 Attention: General Counsel

11. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.

12. In the event Lender shall acquire Landlord’s interest in the Premises, Tenant shall look only to the estate and interest, if any, of Lender in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as a Successor Landlord under the Lease or under this Agreement, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and tenant under the Lease or Tenant’s use or occupancy of the Premises or any claim arising under this Agreement.

13. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

14. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT D

DESCRIPTION OF TRANSITION SERVICES

Tenant will provide transition support services for shared corporate services that are customarily provided to a purchaser of a division or select assets of a larger company on the following general terms and conditions:

1.	Description of Services – The scope of services will be services that are required for, and have been historically provided by Tenant or its subsidiaries to support, the operations of the Communication Assets, but which cannot be provided by Successor Tenant because the necessary personnel or assets are not transferred to or acquired by the Successor Tenant. The services will be negotiated by the parties and may include all or some of the following:

•	Accounting, accounts payable, accounts receivable, and billing;

•	Human resources and payroll;

•	Information technology services including infrastructure, desktop support, network and communications, operations;

•	Procurement purchasing services, contractor management and vendor management;

•	Customer services and support including call center;

•	Network operations support;

•	Engineering support services; and

•	Legal support services.

2.	Service Fees – Tenant will charge service fees equal to 110% of the reasonable costs incurred to provide the services, and these costs will include an appropriate allocation of overhead costs and applicable taxes.

3.	Term – The term of services will vary but will generally range from 30 days to up to nine months.

4.	Performance Standards – Performance standards for services should be no greater than those applicable to the services provided prior to the transfer of the Communication Assets.

5.	Other Terms – The remaining terms of the agreement should be consistent with transition services provided by Tenant in other dispositions and will include termination rights, dispute escalation and resolution provisions, limited licenses of non-transferrable intellectual property, indemnification, limitations of liability, force majeure and confidentiality.

E-1

EXHIBIT E

FAIR MARKET RENTAL CALCULATION

Landlord or Tenant, as applicable, will identify the Facilities from Exhibit A of this Master Lease that will be subject to appraisal, each such Facility being referred to herein as an “Appraised Facility”. This exhibit sets forth the framework that shall be utilized by the Appraiser(s) in determining the Fair Market Rental for each Appraised Facility.

Definitions, for purposes of this exhibit:

Fair Market Rental - The rental price that a willing renter and a willing landlord, with neither being required to act, and both having reasonable knowledge of the relevant facts.

Calculation of Fair Market Rental shall be based on the following inputs determined by appraiser:

Fair Market Rental Formula

Fair Market Rental = PMT(rate, nper, pv, [fv], [type])

rate = Fair Lease Rate

nper = Renewal Term

pv = Fair Market Value – Residual Value

fv = 0

type = 1 (lease payment due at beginning of period)

Fair Market Value - Shall be consistent with the meaning in IRS Regulation Section 20.2031-1(b) and will reflect the premise of in-continued-use. Fair market value is defined as the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts.

Residual Value – The uninflated future value of the Appraised Facility as of the expiration date of the Renewal Term, but in any case shall be based on IRS guidelines and methods consistent with that of lease transactions.

Fair Lease Rate – The rate of return used in the determination of the Fair Market Rental. The Fair Lease Rate shall be supported in Appraiser’s report by market comparable rates of return which may include analysis of a variety of factors including the Landlord’s weighed average cost of capital, the risk free rate of return, financing terms, asset/equity returns, and a market based risk premium.

All other capitalized terms shall have the meaning set forth in the Master Lease Agreement, unless otherwise defined herein.

Appraisal Process and Instructions:

(a) In determining the Fair Market Rental for purposes of establishing Renewal Rent, and/or determining Successor Tenant Rent, the appraisal methods and process shall be consistent with the valuation analysis performed for the Initial Term (the “Initial Term Appraisal”), except that a valuation analysis will be performed separately for each Appraised Facility and will not assume that any other Facilities will be part of the Leased Property comprising the Appraised Facility In addition to providing a recommendation for the Fair Market Rental for each Appraised Facility, the Appraiser will also provide recommendations for each of the following values for each Appraised Facility: (i) Fair Market Value, as of the inception date of the Renewal Term, (ii) Residual Value, (iii) remaining economic life as of the inception date of the Renewal Term, and (iv) Fair Lease Rate. In determining the Fair Market Rental and providing the recommendations under clauses (i) through (iv) in the immediately preceding sentence, Landlord shall be deemed to be the sole owner of the Easements, Permits and Pole Agreements without any deduction in value as a result of Tenant holding legal title to any such Easement, Permits and Pole Agreements subject to Tenant’s obligation to convey legal title to Landlord in accordance with Section 9.2(f) of the Master Lease.

(b) Landlord and Tenant agree to promptly provide all information associated with each Appraised Facility that is reasonably requested by Appraiser to facilitate the Appraiser review and determination of Fair Market Rental. Tenant and Landlord shall be prepared to provide any fixed asset data, network specifications, construction documents, capital investment records, historical and projected financial results, business plans, operational performance records, customer and market share data, and other information that may be reasonably requested by Appraiser for each Appraised Facility.

(c) In determining the Fair Market Value, Residual Value, remaining economic life, and Fair Lease Rate of each Appraised Facility as of the inception date of the Renewal Term, the Appraiser will follow generally accepted appraisal procedures including but not limited to the following:

(i)	Collect and reconcile data representative for each Appraised Facility, including, but not limited to financial information, business plans, operational performance metrics, customer and market share data, etc.

(ii)	Perform valuation analyses for each Appraised Facility to estimate Fair Market Value and Residual Value utilizing the Cost, Market, and Income approaches, as applicable. The analyses will be consistent with the methods and assumptions used in the Initial Term Appraisal.

(iii)	Develop determination of Fair Lease Rate based on the financing terms, asset/equity returns, weighted average cost of capital, and other financial metrics observable in market comparable transactions.

(iv)	Review key assumptions such as replacement cost new, obsolescence adjustments, total economic life, and remaining economic life with Tenant and Landlord management.

(v)	Prepare a written report providing recommendations for Fair Market Value, Residual Value, remaining economic life and Fair Lease Rate for each Appraised Facility as well as describing the procedures performed, assumptions made, and valuation methods applied.

To the extent the Appraiser determines Fair Market Rental to be a single amount, such amount will be considered the appraiser’s determination of Renewal Rent, or Successor Tenant Rent, as applicable. To the extent the Appraiser provides a range of amounts which represent his/her determination of Fair Market Rental, then the Renewal Rent, or Successor Tenant Rent, as applicable, shall be an amount equal to fifty percent (50%) of the sum of highest and lowest determinations of Fair Market Rental by such Appraiser.

SCHEDULE 1

LANDLORD

CSL Alabama System, LLC

CSL Arkansas System, LLC

CSL Florida System, LLC

CSL Georgia System, LLC

CSL Iowa System, LLC

CSL Kentucky System, LLC

CSL Mississippi System, LLC

CSL Missouri System, LLC

CSL New Mexico System, LLC

CSL Ohio System, LLC

CSL Oklahoma System, LLC

CSL Texas System, LLC

CSL Realty, LLC

CSL Georgia Realty, LLC

CSL North Carolina System, LP

CSL North Carolina Realty, LP

CSL Tennessee Realty, LP

SCHEDULE 7.2

LIST OF TENANT’S SUBSIDIARIES

Name of Subsidiary	State of Organization
Allworx Corp.	DE

Birmingham Data Link, LLC	AL

BOB, LLC	IL

Buffalo Valley Management Services, Inc.	DE

Cavalier IP TV, LLC	DE

Cavalier Services, LLC	DE

Cavalier Telephone Mid-Atlantic, L.L.C.	DE

Cavalier Telephone, L.L.C.	VA

Cinergy Communications Company of Virginia, LLC	VA

Conestoga Enterprises, Inc.	PA

Conestoga Management Services, Inc.	DE

Conestoga Wireless Company	PA

D&E Communications, LLC	DE

D&E Management Services, Inc.	NV

D&E Networks, Inc.	PA

D&E Wireless, Inc.	PA

Equity Leasing, Inc.	NV

Georgia Windstream, LLC	DE

Heart of the Lakes Cable Systems, Inc.	MN

Name of Subsidiary	State of Organization
Hosted Solutions Charlotte, LLC	DE

Hosted Solutions Raleigh, LLC	DE

Infocore, Inc.	PA

Intellifiber Networks, LLC	VA

Iowa Telecom Data Services, L.C.	IA

Iowa Telecom Technologies, LLC	IA

IWA Services, LLC	IA

KDL Holdings, LLC	DE

LDMI Telecommunications, LLC	MI

McLeodUSA Information Services LLC	DE

McLeodUSA Purchasing, LLC	IA

McLeodUSA Telecommunications Services, L.L.C.	IA

MPX, Inc.	DE

Nashville Data Link, LLC	TN

Network Telephone, LLC	FL

Norlight Telecommunications of Virginia, LLC	VA

Oklahoma Windstream, LLC	OK

PaeTec Communications of Virginia, LLC	VA

PaeTec Communications, LLC	DE

PAETEC Holding, LLC	DE

PAETEC iTEL, L.L.C.	NC

PAETEC Realty LLC	NY

Name of Subsidiary	State of Organization
PAETEC, LLC	DE

PCS Licenses, Inc.	NV

Progress Place Realty Holding Company, LLC	NC

RevChain Solutions, LLC	DE

SM Holdings, LLC	DE

Southwest Enhanced Network Services, LLC	DE

Talk America of Virginia, Inc.	VA

Talk America, Inc.	PA

Teleview, LLC	GA

Texas Windstream, LLC	TX

The Other Phone Company, LLC	FL

TriNet, LLC	GA

US LEC Communications LLC	NC

US LEC of Alabama LLC	NC

US LEC of Florida LLC	NC

US LEC of Georgia LLC	DE

US LEC of Maryland LLC	NC

US LEC of North Carolina LLC	NC

US LEC of Pennsylvania LLC	NC

US LEC of South Carolina LLC	DE

US LEC of Tennessee LLC	DE

US LEC of Virginia LLC	DE

Name of Subsidiary	State of Organization
Valor Telecommunications of Texas, LLC	DE

WaveTel NC License Corporation	DE

WIN Sales & Leasing, Inc.	MN

Windstream Accucomm Networks, LLC	GA

Windstream Accucomm Telecommunications, LLC	GA

Windstream Alabama, LLC	AL

Windstream Arkansas, LLC	DE

Windstream Baker Solutions, Inc.	IA

Windstream Buffalo Valley, Inc.	PA

Windstream Cavalier, LLC	DE

Windstream Communications Kerrville, LLC	TX

Windstream Communications Telecom, LLC	TX

Windstream Communications, LLC	DE

Windstream Concord Telephone, LLC	NC

Windstream Conestoga, Inc.	PA

Windstream Corporation	DE

Windstream CTC Internet Services, Inc.	NC

Windstream D&E Systems, LLC	DE

Windstream D&E, Inc.	PA

Windstream Direct, LLC	MN

Windstream EN-TEL, LLC	MN

Windstream Florida, Inc.	FL

Name of Subsidiary	State of Organization
Windstream Georgia Communications, LLC	GA

Windstream Georgia Telephone, LLC	GA

Windstream Georgia, LLC	GA

Windstream Holding of the Midwest, Inc.	NE

Windstream Hosted Solutions, LLC	DE

Windstream Intellectual Property Services, Inc.	DE

Windstream Iowa Communications, Inc.	DE

Windstream Iowa-Comm, LLC	IA

Windstream IT-Comm, LLC	IA

Windstream KDL, LLC	KY

Windstream KDL-VA, LLC	VA

Windstream Kentucky East, LLC	DE

Windstream Kentucky West, LLC	KY

Windstream Kerrville Long Distance, LLC	TX

Windstream Lakedale Link, Inc.	MN

Windstream Lakedale, Inc.	MN

Windstream Leasing, LLC	DE

Windstream Lexcom Communications, LLC	NC

Windstream Lexcom Entertainment, LLC	NC

Windstream Lexcom Long Distance, LLC	NC

Windstream Lexcom Wireless, LLC	NC

Windstream Mississippi, LLC	DE

Name of Subsidiary	State of Organization
Windstream Missouri, Inc.	MO

Windstream Montezuma, LLC	IA

Windstream Nebraska, Inc.	DE

Windstream Network Services of the Midwest, Inc.	NE

Windstream New York, Inc.	NY

Windstream Norlight, LLC	KY

Windstream North Carolina, LLC	NC

Windstream NorthStar, LLC	MN

Windstream NTI, LLC	WI

Windstream NuVox Arkansas, LLC	DE

Windstream NuVox Illinois, LLC	DE

Windstream NuVox Indiana, LLC	DE

Windstream NuVox Kansas, LLC	DE

Windstream NuVox Missouri, LLC	DE

Windstream NuVox Ohio, LLC	DE

Windstream NuVox Oklahoma, LLC	DE

Windstream NuVox, LLC	DE

Windstream of the Midwest, Inc.	NE

Windstream Ohio, Inc.	OH

Windstream Oklahoma, LLC	DE

Windstream Pennsylvania, LLC	DE

Windstream SHAL Networks, Inc.	MN

Name of Subsidiary	State of Organization
Windstream SHAL, LLC	MN

Windstream South Carolina, LLC	SC

Windstream Southwest Long Distance, LLC	DE

Windstream Standard, LLC	GA

Windstream Sugar Land, Inc.	TX

Windstream Supply, LLC	OH

Windstream Systems of the Midwest, Inc.	NE

Windstream Western Reserve, Inc.	OH

Xeta Technologies, Inc.	OK